Filed Pursuant to Rule 424(b)(2)
File No. 333-178503

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
6.375% Senior Notes due 2022	$400,000,000	$45,840

(1)	This “Calculation of Registration Fee” table updates the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-178503) in accordance with Rule 456(b) and 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 15, 2011)

$400,000,000

Covanta Holding Corporation

6.375% Senior Notes due 2022

Interest payable April 1 and October 1

We are offering $400,000,000 aggregate principal amount of our 6.375% Senior Notes due 2022 (the “notes”). We will pay interest on the notes on April 1 and October 1 of each year beginning on October 1, 2012. Interest on the notes will accrue from March 19, 2012. The notes will mature on October 1, 2022.

We may redeem some or all of the notes at any time on or after April 1, 2017 at the redemption prices set forth in this prospectus supplement. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings completed before April 1, 2015 at a redemption price of 106.375% of the principal amount, plus accrued and unpaid interest. In addition, at any time prior to April 1, 2017, we may redeem the notes, in whole but not in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a “make-whole” premium. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.

The notes will be our senior unsecured obligations, ranking equally in right of payment with all of our existing and future senior unsecured indebtedness and senior to our future subordinated indebtedness. The notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to the existing and future indebtedness and other liabilities of our subsidiaries. We conduct all of our business through our subsidiaries. None of our subsidiaries will guarantee the notes.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our notes. Investing in our notes involves a high degree of risk. See “Risk factors” beginning on page S-19 for a discussion of certain risks that you should consider in connection with an investment in the notes.

PRICE 100% AND ACCRUED INTEREST, IF ANY

	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to Covanta(1)
Per note	100.00%	1.78%	98.22%
Total	$400,000,000	$7,120,000	$392,880,000

(1)	Plus accrued interest, if any, from March 19, 2012.

The notes will not be listed on any securities exchange or automated quotation system.

Delivery of the notes in book-entry form will be made on or about March 19, 2012, through The Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley

BofA Merrill Lynch

Barclays Capital

Credit Agricole CIB

J.P. Morgan

Citigroup

Senior Co-Managers

HSBC	Mitsubishi UFJ Securities	RBS	TD Securities

Co-Managers

Avondale Partners	Wedbush Securities	Wunderlich Securities

March 8, 2012

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You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different or additional information. Further, you should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and certain terms of the notes. The second part is the accompanying prospectus, which gives more general information. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

NOTICE TO INVESTORS

This prospectus supplement and the accompanying prospectus do not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

Prospective investors should not construe anything in this prospectus supplement and the accompanying prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable legal investment, or similar laws or regulations.

This prospectus supplement and the accompanying prospectus contain summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us.

We are a Delaware corporation. Our principal executive offices are located at 445 South Street, Morristown, NJ 07960 and our telephone number at that address is (862) 345-5000. Our website is located at http://www.covantaholding.com. Our website and the information contained on our website are not part of this prospectus supplement, and you should rely only on the information contained or incorporated by reference in this prospectus supplement when making a decision as to whether to invest in the notes.

Except as otherwise stated and unless the context otherwise requires, references in this prospectus supplement to “Covanta Holding,” “Covanta,” the “Issuer,” “we,” “our,” “us” and similar terms refer to Covanta Holding Corporation and its subsidiaries; references to “Covanta Energy” refer to Covanta Energy Corporation, a direct wholly-owned subsidiary of Covanta Holding, and its subsidiaries. References to “underwriters” refer to the firms listed on the cover page of this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, including documents incorporated by reference herein, contain statements that may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause

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our actual results, performance or achievements, or general industry or broader economic performance in domestic and international markets in which we operate or compete, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. We caution investors that any forward-looking statements made by us are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to us include, but are not limited to, the risks and uncertainties affecting our businesses described in the “Risk factors” section in this prospectus supplement and in the filings with the SEC incorporated by reference herein.

Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this prospectus supplement or the documents incorporated herein by reference are made only as of the date hereof and we do not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

NON-GAAP FINANCIAL MEASURES

To supplement our results prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”), we have included in this prospectus supplement certain non-GAAP measures, including Adjusted EBITDA and Free Cash Flow, which are non-GAAP measures as defined by the SEC. These non-GAAP financial measures are not intended as substitutes and should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. In addition, our use of non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The presentation of Adjusted EBITDA and Free Cash Flow are intended to enhance the usefulness of our financial information by providing measures which management internally uses to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.

We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in Covanta Energy’s credit facilities, and as an additional way of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, we believe provide a more complete understanding of our business. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. For further information on these additional items, see “Summary historical consolidated financial information.”

Adjusted EBITDA should not be considered as an alternative to net income or cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity in accordance with GAAP.

We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. Free Cash Flow is defined as cash flow provided by operating activities

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less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our businesses, such as making acquisitions, investing in construction of new projects or making principal payments on debt. For further information, see “Summary historical consolidated financial information.”

Free Cash Flow should not be considered as an alternative to cash flow provided by operating activities as an indicator of our liquidity or any other measure of liquidity in accordance with GAAP.

For more information, see “Summary historical consolidated financial information” and the financial statements and related notes thereto incorporated by reference in this prospectus supplement.

MARKET, RANKING, INDUSTRY DATA AND FORECASTS

This prospectus supplement and the documents incorporated by reference herein include market share, ranking, industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position and ranking are based on market data currently available to us, management’s estimates and assumptions we have made regarding the size of our markets within the energy-from-waste industry. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus supplement. Neither we nor the underwriters can guarantee the accuracy or completeness of such information contained or incorporated by reference in this prospectus supplement.

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SUMMARY

Our company

Covanta is one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (known as “energy-from-waste” or “EfW”). We conduct all of our operations through subsidiaries which are engaged predominantly in the businesses of waste and energy services. Energy-from-waste serves two key markets as both a sustainable waste disposal solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas (“GHG”) emissions and is considered renewable under the laws of many states and under federal law. Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service.

Our EfW facilities earn revenue from both the disposal of waste and the generation of electricity, generally under long-term contracts, as well as from the sale of metal recovered during the energy-from-waste process. In the United States, we process approximately 19 million tons of solid waste annually, representing approximately 5% of solid waste generation in the United States. In total, these assets produce approximately 10 million megawatt hours of baseload electricity annually, representing approximately 7% of the United States’ non-hydroelectric renewable power. We operate and/or have ownership positions in 46 energy-from-waste facilities, which are primarily located in North America, and 15 additional energy generation facilities, including other renewable energy production facilities in North America (wood biomass and hydroelectric). We also operate waste management infrastructure that is complementary to our core EfW business.

We own and hold equity interests in EfW facilities in China and Italy. We are pursuing additional growth opportunities in parts of Europe, primarily in the United Kingdom, where the market demand, regulatory environment or other factors encourage technologies, such as energy-from-waste, to reduce dependence on landfilling for waste disposal and fossil fuels for energy production in order to reduce greenhouse gas emissions.

During 2011, we generated $1,650 million of revenue, $492 million of Adjusted EBITDA and $280 million of Free Cash Flow from continuing operations.

The energy-from-waste process

Energy-from-waste facilities produce energy through the combustion of non-hazardous municipal solid waste (“MSW”) in specially-designed power plants. Most of our facilities are “mass-burn” facilities, which combust the MSW on an as-received basis without any pre-processing such as shredding, sorting, or sizing. In a typical mass-burn facility, waste collection trucks deliver waste to the facility, where it is dumped into a concrete storage pit, then loaded by an overhead crane into a feed chute leading to a furnace. The waste is combusted in a self-sustaining process at temperatures greater than 2,000 degrees Fahrenheit, and heat from the combustion process converts water inside steel tubes that form the furnace walls and boilers into steam. A superheater further heats the steam before it is either sent to a turbine generator to produce electricity (in most facilities), or sold directly to industrial or commercial users. From the boiler, the cooled gases enter an advanced air pollution control system, where scrubbers neutralize any acid-forming gases and a high-efficiency fabric baghouse captures more than 99% of particulate matter. The process reduces the waste to an inert ash that is only about 10% of its original volume. In addition, ferrous and non-ferrous metals are removed and recycled during the process. On average, each ton of waste processed yields approximately 550 kilowatt hours of electricity and approximately 50 pounds of recycled metal. The amount of waste generated annually by a family of four could power an average home for roughly two months. New facilities currently under development are even more efficient and can recover 700 to 800 kilowatt hours of electricity or more from each ton of waste processed.

In addition to our mass-burn facilities, we own and/or operate additional facilities that use other processes or technologies, such as refuse-derived fuel facilities which process waste prior to combustion and a gasification technology, in which waste is heated to create gases which are then combusted.

Revenue sources

Our EfW projects generate revenue from three main sources: (1) fees charged for operating projects or processing waste received, (2) the sale of electricity and/or steam, and (3) the sale of ferrous and non-ferrous metals that are recycled as part of the EfW process. We may also generate additional revenue from the construction or expansion of a facility when a municipal client owns the facility. Our customers for waste disposal or facility operations are principally municipal entities, though we also market disposal capacity at certain facilities to commercial waste haulers. Our facilities sell energy primarily to utilities at contracted rates or, in situations where a contract is not in place, at prevailing market rates in regional markets (primarily the Pennsylvania-New Jersey-Maryland Interconnection (“PJM”), the New England Power Pool (“NEPOOL”) and the New York Independent System Operator (“NYISO”) in the Northeastern U.S.). Our revenue is highly contracted, with over 75% of our waste and service revenue under contract for the year ended December 31, 2011. Further, over 75% of our energy revenue was under contract or hedged and not subject to market price fluctuation for the year ended December 31, 2011.

Energy-from-waste contract structures

Most of our energy-from-waste projects were developed and structured contractually as part of competitive procurement processes conducted by municipal entities. As a result, many of these projects have common features. However, each individual project structure is different, reflecting the specific needs and concerns of a client community, applicable regulatory requirements and/or other factors.

Our EfW projects can generally be divided into three categories, based on the applicable contract structure at a project: (1) “Tip Fee” projects, (2) “Service Fee” projects that we own, and (3) “Service Fee” projects that we do not own but operate on behalf of a municipal owner. At Tip Fee projects, we receive a per-ton fee for processing waste, and we typically retain all of the revenue generated from the energy and recycled metal sales. We generally own or lease the Tip Fee facilities. At Service Fee projects, we typically charge a fixed fee for operating the facility, and the facility capacity is dedicated either primarily or exclusively to the host community client, which also retains the majority of any revenue generated from energy and recycled metal sales. As a result of these distinctions, the revenue generated at Tip Fee projects tends to be more dependent on operating performance, as well as market conditions, than the revenue at Service Fee projects.

Our projects were generally financed at construction with project debt in the form of tax-exempt municipal bonds issued by a sponsoring municipality, which generally mature at the same time the initial term of our service contract expires and are repaid over time based on set amortization schedules. At Tip Fee facilities, our project subsidiary is responsible for meeting any debt service or lease payment obligations out of the revenue generated by the facility. At Service Fee projects that we own and where project debt is in place, a portion of our monthly fee from the municipal client is dedicated, dollar-for-dollar, to project debt service. We are not responsible for debt service for projects that we neither own nor lease. When the service contract expires and the debt is paid off, the project owner (either Covanta or the municipal entity) will determine the form of any new contractual arrangements.

The following summarizes the typical contractual and economic characteristics of the three project structures in North America:

	Tip fee	Service fee (owned)	Service fee (operated)
Number of facilities:	14	11	16

% of tons processed (2011):	39%	23%	38%

Client(s):	Host community and municipal and commercial waste customers	Host community, with limited merchant capacity in some cases	Dedicated to host community exclusively

Waste or service revenue:	Per ton “tipping fee”	Fixed fee, with performance incentives and inflation escalation	Fixed fee, with performance incentives and inflation escalation

Energy revenue:	Covanta retains 100%	Share with client (typically retain 10%)	Share with client (typically retain 10%)

Metals revenue:	Covanta retains 100%	Share with client	Share with client

Operating costs:	Covanta responsible for all operating costs	Pass through certain costs to municipal client (e.g., ash disposal)	Pass through certain costs to municipal client (e.g., ash disposal)

Project debt service:	Covanta project subsidiary responsible	Paid explicitly as part of service fee	Client responsible for debt service

After service contract expiration:	N/A	Covanta owns the facility; clients have certain rights set forth in contracts	Client owns the facility; extend with Covanta or tender for new contract

Industry

Waste disposal

The United States generates approximately 390 million tons of waste annually (over 1.2 tons for every person), which is approximately 15% of the world’s total. Of that amount, approximately 24% is recycled, 69% is landfilled, and 7% is processed by energy-from-waste (of which approximately two-thirds is processed by us). While waste generation in the United States has declined over the past three years, reflecting the downward trend in the Gross Domestic Product, over the past 19 years it has steadily increased, growing at an average rate of 1.3%. At the same time, the number of landfills in the United States has decreased dramatically, from over 7,500 in 1986 to fewer than 2,000 today. We believe that these longer-term trends, and the fact that waste disposal is an essential service, will provide meaningful long-term opportunities for our industry.

Energy-from-waste is an important part of the waste management infrastructure of the United States, with approximately 86 facilities currently in operation, processing over 25 million tons and serving the needs of over 25 million people, while producing enough electricity for 1.3 million homes. The use of energy-from-waste is even more prevalent in Western Europe and many countries in Asia, such as Japan. Over 2,000 energy-from-waste facilities are in use today around the world, with the capacity to process over 300 million tons of waste per year. In the waste management hierarchies of the U.S. Environmental Protection Agency (“EPA”) and the European Union (“EU”), energy-from-waste is designated as a superior solution to landfilling.

Renewable energy

Public policy in the U.S., at both the state and national levels, has developed over the past several years in support of increased generation of renewable energy as a means of combating the potential effects of climate change, as well as increasing domestic energy security. Today in the U.S., approximately 11% of electricity is generated from renewable sources, two-thirds of which is hydroelectric power.

Energy-from-waste contributes approximately 10% of the nation’s non-hydroelectric renewable power. Energy-from-waste is designated as renewable energy in 25 states, the District of Columbia, and Puerto Rico, as well as in several federal statutes and policies. Unlike most other renewable resources, EfW generation can serve base-load demand and is more often located near population centers where demand is greatest, minimizing the need for expensive incremental transmission infrastructure.

Environmental benefits of energy-from-waste

We believe that energy-from-waste offers solutions to public sector leaders around the world in addressing two key issues: sustainable waste disposal and renewable energy generation. We believe that the environmental benefits of energy-from-waste, as an alternative to landfilling, are clear and compelling: by processing municipal solid waste in energy-from-waste facilities we reduce GHG emissions (as the methane emitted by landfills is over 20 times more potent a GHG than carbon dioxide), lower the risk of groundwater contamination, and conserve land. At the same time, energy-from-waste generates clean, reliable energy from a renewable fuel source, thus reducing dependence on fossil fuels, the combustion of which is itself a major contributor of GHG emissions. Based on estimates using the U.S. EPA’s Decision Support Tool, one ton of CO2-equivalent is reduced relative to landfilling for every ton of waste processed. In addition, each ton of waste processed eliminates the need to consume approximately one barrel of oil or one-quarter ton of coal, in order to generate the equivalent amount of electricity. As public planners in North America, Europe and Asia address their needs for more environmentally sustainable waste disposal and energy generation in the years ahead, we believe that energy-from-waste will be an increasingly attractive alternative.

Competitive strengths

World Leader in energy-from-waste with consistently strong long-term operating performance

We are one of the world’s largest owners and operators of energy-from-waste facilities, operating an estimated two-thirds of the energy-from-waste capacity in North America. We believe that we have more experience in developing, constructing and operating energy-from-waste facilities than any other company in the world. We operate over 10 different types of energy-from-waste technologies, representing many of the commercially viable systems in the world. In addition, we believe that we have earned a strong reputation in our industry for maintaining successful long-term partnerships with our host communities, which are critical to our long-term success.

As a result of our experience and expertise in facility operations and maintenance, we have a track record of consistently high availability, and our facilities have processed nearly 350 million tons of waste. Our facilities have maintained average boiler availability above 90% since 2001, which is significantly in excess of our contractually-required levels. In 2011, we achieved our highest portfolio availability on record at 91.7%. Consistent production allows us to provide steady and reliable service for our customers. In addition, we believe that our maintenance practices are critical to maximizing the long-term value of our assets. Most of our facilities have been in operation for over 15 years, and we are confident that their useful lives will extend at least as long into the future.

Note: Figures presented for North American EfW operations.

The depth and scope of our experience is also evident in our outstanding record of environmental performance, where our emphasis is to go beyond mere compliance with legal and permit requirements. Our U.S.-based EfW facilities routinely achieve emission levels for various measures ranging from 60% to 90% below the established requirements of the U.S. EPA. We believe that this approach to environmental performance is an important element of our corporate risk management strategy, which enhances both the service we provide our customers and our prospects for growth.

Highly contracted revenue with creditworthy counterparties

Our revenue is highly contracted, with over 75% of our waste and service revenue under contract during 2011. Further, over 75% of our energy revenue was under contract or hedged and not subject to market price fluctuation during 2011. As our existing service agreements and waste contracts expire, we will generally seek to renew or replace these contracts in order to maintain a substantial portion of our facility capacity under contract. We have historically been able to renew or extend our waste and service contracts on commercially agreeable terms. As our energy contracts expire, we will also pursue opportunities to enter into new contracts; however, we expect that the percentage of our energy revenue sold at market prices will increase over time, but with a substantial contracted profile remaining in place over the next several years.

Our customers for waste services are principally municipal entities for whom waste disposal is an essential public service. For facility capacity that we market to private waste haulers, we primarily contract with large, national and regional waste companies. For energy sales, we generally contract with regulated utilities, and where we do not sell under long-term contracts, we sell directly into the electricity grid and are paid by the independent system operator. Overall, our revenue sources are also highly diversified, with no facility or counterparty contributing more than 7% of total revenue during 2011.

Substantial and consistent free cash flow generation and strong balance sheet

Our business generates substantial Free Cash Flow. In 2011, we generated $360 million of cash flow from operating activities and $280 million of Free Cash Flow (after maintenance capital expenditures). This Free Cash Flow represented 17% of revenue and 57% of Adjusted EBITDA. See “Summary historical consolidated financial information.”

Our project debt is repaid over time based on set amortization schedules, with payments often made directly by our municipal clients as a component of our fees paid under service agreements. We repaid $137 million in project debt in 2011. As of December 31, 2011, we had $672 million of project debt principal outstanding, and based on existing bond maturity schedules, approximately 41% of that principal is scheduled to be repaid by 2013. This ongoing project debt repayment enhances the strength of our credit over time.

We believe that these financial characteristics provide us with an important competitive advantage, as they enable us to pursue attractive growth opportunities, and we believe that they also provide our municipal clients with confidence that we will have the ability to serve as long-term partners and continue to satisfy our contractual obligations for facility performance well into the future.

Strong industry fundamentals in attractive geographic markets

Our energy-from-waste facilities are critical infrastructure assets that provide a necessary and essential service to our client communities. While the economic downturn has negatively impacted waste generation rates, industry fundamentals overall have remained strong, as per capita waste generation in North America remains the highest in the world and waste disposal capacity is constrained in many of the geographic markets where we operate.

Our energy-from-waste facilities in North America are concentrated in the attractive Northeastern U.S. where population density and constraints on landfill capacity drive the highest waste disposal fees of any region in the country. In addition, our facilities are typically located near or within the populations that they serve, and often enjoy a geographic advantage over competing landfills, which are increasingly located farther away from the sources of waste in less populated areas where landfill capacity is less expensive and easier to permit. As a result, landfills generally must incur greater transportation costs than our facilities, and we believe that these costs will increase to the extent that fossil fuel costs rise in the future.

The Northeast is also an attractive regional electricity market, where similar drivers (dense populations and constrained capacity) have supported prices over time. The majority of our merchant electricity sales are in the PJM, NEPOOL and NYISO markets, which are among the most liquid electricity markets in the country. In addition, our facilities are generally located near or within the load centers of the regions they serve, where market electricity prices are typically at a premium due to transmission congestion.

Critical infrastructure assets that are difficult to replicate

Waste disposal infrastructure is difficult and costly to replicate or expand. While all aspects of waste disposal are subject to extensive regulation, and energy-from-waste is among the most highly regulated sectors of the market, EfW requires a larger initial investment than most waste disposal alternatives. There are currently approximately 86 EfW facilities in operation in the United States, and while we expect that there will be new facilities built in the future, it has been 17 years since the last new facility was constructed. The 140,000 tons per day (“tpd”) EfW facility we are constructing in Durham Region, Canada is the first, large-scale, commercial EfW project in North America since 1995.

Landfills represent our primary competition in the waste disposal market and in the densely populated areas of the Northeast where the majority of our facilities are located. Construction of new landfill capacity is constrained due to increased regulation and the difficulty of building or expanding landfills close to urban areas. The number of landfills in the U.S. overall has decreased dramatically, from over 7,500 facilities in 1986 to fewer than 2,000 today. While less costly than EfW in terms of initial investment, we believe that the environmental disadvantages of landfilling are now widely recognized and factored into the development of energy and waste management policies, as they have been in other countries for many years. As a result, we believe that our existing EfW asset base will become increasingly valuable over time, and our EfW focus and experience will enhance our ability to expand our business with new project development.

Favorable environmental and regulatory trends

We believe that the environmental benefits of energy-from-waste as both a sustainable waste disposal solution and source of clean, renewable energy will continue to support a favorable regulatory framework in the markets where we operate. Examples of this include the EU Landfill Directive, which directs member states to substantially reduce their reliance on landfills over the next 10 years (and thus, in many cases, rely more heavily on energy-from-waste as an alternative), and existing legislation in numerous U.S. states that support energy-from-waste as a renewable energy source. In addition, we believe that the benefits of energy-from-waste as a net reducer of GHG emissions should increasingly be recognized as regulations are developed to combat climate change, and that our other renewable energy operations will benefit from such regulations as well.

Experienced operational management team with long continuity

We believe that our senior operational management has a level of experience in energy-from-waste and continuity at Covanta that is unmatched in our industry. Our President and CEO, Anthony Orlando, has been with Covanta for 25 years and held the position of CEO for 8 years. John Klett, our Chief Operating Officer, has 35 years of industry experience, including 26 years with Covanta. Each member of our senior-level operating team has worked for us for more than 20 years.

Strategy

Our mission is to be the leading energy-from-waste company in the world, which we intend to pursue through the following key strategies:

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Grow the value of our existing portfolio. We intend to grow the long-term value of our existing portfolio by working in partnership with our client communities, continuing to operate at our historic production levels, maintaining our facilities in optimal condition, continuously improving safety, health and environmental performance and managing our expenses. We also intend to effect organic growth through adding or extending waste and service contracts, seeking incremental revenue opportunities by investing in and enhancing the capabilities of our existing assets, deploying new or improved technologies targeted at increasing revenue or reducing costs and expanding our customer base and service offerings.

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Expand through development and/or acquisitions in selected attractive markets. We seek to expand our portfolio primarily through the development of new facilities and acquisitions where we believe that market and regulatory conditions will enable us to invest our capital at attractive risk-adjusted rates of return. We are currently focusing on development opportunities in the U.S. and Canada, which we consider to be our core markets. In addition, we believe that there are numerous attractive opportunities in the United Kingdom, where national policies, such as a substantial tax on landfill use, are intended to achieve compliance with the EU Landfill Directive.

We believe that our approach to development opportunities is highly-disciplined, both with regard to our required rates of return and the manner in which potential new projects will be structured and financed. In general, prior to the commencement of construction of a new facility, we intend to enter into long-term contracts with municipal and/or commercial customers for a majority of the disposal capacity and obtain non-recourse project financing for a majority of the capital investment. We intend to finance new projects in a prudent manner, minimizing the impact on our balance sheet and credit profile at the parent company level where possible.

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Develop and commercialize new technology. We believe that our efforts to protect and expand our business will be enhanced by the development of additional technologies in such fields as emission controls, residue disposal, alternative waste treatment processes, gasification, and combustion controls. We have advanced our research and development efforts in these areas, and have developed and have patents pending for major advances in controlling nitrogen oxide (“NOx”) emissions and have a patent for a proprietary process to improve the handling of the residue from our energy-from-waste facilities. We have also entered into various agreements with multiple partners to invest in the development, testing or licensing of new technologies related to the transformation of waste materials into renewable fuels or the generation of energy, as well as improved environmental performance.

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Advocate for public policy favorable to energy-from-waste. We seek to educate policymakers and regulators about the environmental and economic benefits of energy-from-waste and advocate for policies and regulations that appropriately reflect these benefits. Energy-from-waste is a highly regulated business, and as such we believe that it is critically important for us, as an industry leader, to play an active role in the debates surrounding potential policy developments that could impact our business.

•

Allocate capital efficiently. We plan to allocate capital to maximize stockholder value by investing in our existing businesses to maintain and enhance assets, effecting organic growth, investing in high value core business development projects and strategic acquisitions when available, and by returning surplus capital to our stockholders.

Our business offers sustainable solutions to energy and environmental problems, and our corporate culture is increasingly focused on themes of sustainability in all of its forms. We seek to achieve continuous improvement in environmental performance, beyond mere compliance with legally required standards.

Corporate information

We were incorporated in Delaware as a holding company in 1992. We conduct all of our operations through subsidiaries, which are predominantly engaged in the businesses of waste and energy services. We also have investments in subsidiaries that are engaged in insurance operations in California, primarily in property and casualty insurance; however, these collectively account for only approximately 1% of our consolidated revenue.

Recent developments

Refinancing of credit facilities

We are currently in discussions with potential lenders concerning refinancing Covanta Energy’s existing secured credit facilities (consisting of a $300 million revolving credit facility, a $320 million funded letter of credit facility and a $650 million term loan facility), with new secured credit facilities. We have not obtained a commitment for the full amount of the new credit facilities or finalized the credit documentation governing the new credit facilities. However, we expect the credit facilities to consist of a revolving credit facility of approximately $900 million and a term loan B facility of approximately $300 million, and for the final documentation to include collateral, guarantees, representations, covenants and events of default consistent with, but no less favorable to us or Covanta Energy (taken as a whole) than, those in Covanta Energy’s existing credit facilities. See “Description of other indebtedness—Credit agreement.” In addition, we anticipate that the full amount of the new revolving credit facility will be available for letters of credit, which will replace the letter of credit capacity currently provided under Covanta Energy’s existing credit facility.

The closing of this offering of notes is not conditioned on the refinancing of Covanta Energy’s existing credit facilities, and we cannot assure you that Covanta Energy will enter into new credit facilities on acceptable terms, or at all.

Increases in dividend and share repurchase authorization

On March 5, 2012, we announced the authorization by our board of directors of a 100% increase in our quarterly dividend to $0.15 per share of our common stock, representing a dividend of $0.60 per share on an annualized basis. Our board of directors also approved $100 million for share repurchases to be added to the $75 million remaining as of December 31, 2011 under our existing share repurchase program.

Environmental investigation

On March 5, 2012, we received a letter from the Department of Toxic Substances Control of the State of California (the “Department”) notifying us that the Department and several District Attorneys offices in the State of California are investigating the operation of our facilities in California focusing on issues relating to (i) the feedstock at our facilities and the impact of that fuel on the quality and character of the ash residue generated at these facilities and (ii) our compliance with California’s environmental laws. We believe that our operations in California are in compliance with existing environmental laws and regulations in all material respects. We intend to fully cooperate with the Department’s and District Attorneys’ investigation. Although the investigation is in the initial stages and therefore the outcome is uncertain, we do not believe that the investigation or any matters arising therefrom will have a material adverse effect on our consolidated financial position or results of operations.

Organization and indebtedness

The following chart illustrates, in summary form, our organization and indebtedness (principal amounts) as of December 31, 2011, after giving effect to this offering and the use of proceeds therefrom as described under “Use of proceeds.” In addition, the chart reflects the purchase on February 1, 2012 and the expected redemption on March 23, 2012 (collectively, the “Debenture Redemption”) of an aggregate of $25 million of our 1.00% Senior Convertible Debentures due 2027 (the “Debentures”), which represents the remaining outstanding balance of such debentures as of December 31, 2011 (see “Description of other indebtedness—1.00% senior convertible debentures due 2027”). We are currently in discussions with potential lenders concerning the refinancing of our existing credit facilities. See “Recent developments—Refinancing of credit facilities” above.

(1)	As of December 31, 2011, we had no borrowings outstanding under our revolving credit facility, with the full $300 million of capacity available, of which up to $200 million was available to be utilized for issuance of letters of credit. For additional information, see “Description of other indebtedness.”
(2)	As of December 31, 2011, we had $277 million in letters of credit outstanding under our $320 million funded letter of credit facility, with remaining capacity of up to an additional $43 million. For additional information, see “Description of other indebtedness.”
(3)	Guaranteed by Covanta Holding and each of Covanta Energy’s domestic subsidiaries (as such term is defined in the Credit and Guaranty Agreement dated February 9, 2007).
(4)	Reflects the repayment of $392 million of Covanta Energy’s term loan as the application of the proceeds from this offering, as further described in “Use of proceeds.”
(5)	Project debt is included as the principal portion of “Project debt (short- and long-term)” in our consolidated financial statements incorporated by reference herein. Generally, project debt is secured by the revenues generated by the project and other project assets, including the related facility. The only recourse to Covanta Holding or Covanta Energy with respect to project debt arises under the operating performance guarantees described under “Description of other indebtedness.” Certain subsidiaries have project debt which is recourse to our subsidiary Covanta ARC Holdings, Inc., but is non-recourse to Covanta Holding or Covanta Energy, which as of December 31, 2011 aggregated to $209 million.

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled “Description of notes” in this prospectus supplement.

Issuer	Covanta Holding Corporation.

Securities offered	$400 million aggregate principal amount of 6.375% Senior Notes due 2022.

Maturity date	October 1, 2022.

Interest rate	6.375% per year.

Interest payment dates	April 1 and October 1, commencing October 1, 2012.

Optional redemption	The notes will be redeemable at the Issuer’s option, in whole or in part, at any time on or after April 1, 2017, at the redemption prices set forth in this prospectus supplement, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to April 1, 2015, we may redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 106.375% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to April 1, 2017, we may also redeem the notes, in whole but not in part, at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, plus a “make-whole premium.”

Mandatory offers to purchase	The occurrence of specific kinds of changes in control will be a triggering event requiring us to offer to purchase from you all or a portion of your notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events that may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay indebtedness (with a corresponding permanent reduction in commitment, if applicable) or to invest or commit to invest such proceeds in additional assets related to our business or capital stock of a restricted subsidiary (as defined under the heading “Description of notes”).

Ranking	The notes will be the Issuer’s senior unsecured obligations and:

•	will rank equally in right of payment with all of the Issuer’s existing and future senior unsecured indebtedness;

•	will rank senior in right of payment to all of the Issuer’s existing and future subordinated indebtedness;

•	will be effectively subordinated to any of the Issuer’s existing and future secured debt, to the extent of the value of the assets securing such debt; and

•	will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries.

As of December 31, 2011, after giving effect to this offering, the use of proceeds from this offering as described under “Use of proceeds” and the Debenture Redemption:

•	we would have had approximately $2,149 million of total consolidated indebtedness (including the notes), of which $842 million would have ranked equally with the notes;

•

of our total consolidated indebtedness, Covanta Energy would have had approximately $227 million of secured indebtedness under its term loan to which the notes would have been effectively subordinated;

•

Covanta Energy would have had commitments available to be borrowed under the revolving loan facility of $300 million, and an additional $43 million available under the funded letter of credit facility (after giving effect to the $277 million of outstanding letters of credit) to which the notes would have been effectively subordinated; and

•	our subsidiaries (including Covanta Energy) would have had $2,222 million of total liabilities (excluding intercompany liabilities), all of which would have been structurally senior to the notes.

Covenants	The Issuer will issue the notes under its existing indenture with Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture to be entered into on the closing date of this offering. The indenture will, among other things, limit the Issuer’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem their capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses they conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of their assets.

These covenants will be subject to a number of important exceptions and qualifications. In addition, if and for so long as the notes have an investment grade rating from both Standard & Poor’s Ratings Group Inc. and Moody’s Investors Service, Inc. and no default under the indenture has occurred, certain of the covenants listed above will be suspended. For more details, see “Description of notes.”

Absence of public market for the notes	The notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.

U.S. federal income tax considerations	Holders are urged to consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Material U.S. federal income tax considerations.”

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $392 million, after deducting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering to repay a portion of the amounts outstanding under Covanta Energy’s $650 million term loan facility. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. See “Use of proceeds.”

Risk factors

In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information in this prospectus supplement, the specific factors set forth under “Risk factors” for risks involved with an investment in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our summary consolidated financial data as of and for the periods indicated. The summary consolidated financial data as of and for the years ended December 31, 2009, 2010 and 2011 was derived from our audited consolidated financial statements incorporated by reference herein. When you read this summary consolidated financial data, it is important that you also read our audited financial statements and related notes thereto as well as the section entitled “Management’s discussion and analysis of financial condition and results of operations” included in our annual report on Form 10-K for the year ended December 31, 2011, which are incorporated by reference herein. Historical results are not necessarily indicative of future performance.

The summary financial information below contains the non-GAAP measures of Adjusted EBITDA and Free Cash Flow. For additional information on the calculations of Adjusted EBITDA and Free Cash Flow, see the discussion below, as well as the section entitled “Management’s discussion and analysis of financial condition and results of operations” included in our annual report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein.

	Years Ended December 31,
(dollars in millions)	2009	2010	2011
Income statement data:
Operating revenues:
Waste and service revenues	$916	$1,036	$1,082
Electricity and steam sales	417	420	400
Other operating revenues	51	127	168

Total operating revenues	1,384	1,583	1,650

Operating expenses:
Plant operating expenses	821	943	962
Other operating expenses	48	120	143
General and administrative expenses	109	103	103
Depreciation and amortization expense	197	190	193
Net interest expense on project debt	45	38	31
Write-down of assets	—	34	—

Total operating expenses	1,220	1,428	1,432

Operating income	164	155	218

Other income (expense):
Investment income	2	1	1
Interest expense	(38)	(45)	(67)
Non-cash convertible debt related expense	(24)	(39)	(25)
Loss on extinguishment of debt	—	(15)	(1)
Other expenses, net	—	—	(19)

Total other expenses	(60)	(98)	(111)

Income from continuous operations before income tax expense and equity in net income from unconsolidated investments	104	57	107
Income tax expense	(42)	(24)	(28)
Equity in net income from unconsolidated investments	3	2	5

Income from continuing operations	65	35	84

Income from discontinued operations, net of income tax expense of $7, $8 and $3, respectively	46	36	143

NET INCOME	111	71	227

Less: Net income from continuing operations attributable to noncontrolling interest in subsidiaries	(4)	(5)	(5)
Less: Net income from discontinued operations attributable to noncontrolling interest in subsidiaries	(5)	(4)	(3)

Total Net income attributable to noncontrolling interest in subsidiaries	(9)	(9)	(8)

NET INCOME ATTRIBUTABLE TO COVANTA HOLDING CORPORATION	$102	$62	$219

	Years Ended December 31,
(dollars in millions)	2009	2010	2011
Amounts Attributable to Covanta Holding Corporation stockholders:
Continuing operations	$61	$30	$79
Discontinued operations	41	32	140

Net Income Attributable to Covanta Holding Corporation	$102	$62	$219

	Years Ended December 31,
(dollars in millions)	2009	2010	2011
Other financial data for continuing operations:
Net cash provided by operating activities	$352	$392	$360
Net cash used in investing activities	(387)	(275)	(136)
Net cash provided by (used in) financing activities	285	(409)	(381)
Acquisition of businesses, net of cash acquired	(266)	(130)	(10)
Purchase of property, plant and equipment	(74)	(115)	(118)
Adjusted EBITDA(1)	454	470	492
Free Cash Flow(2)	300	318	280

	As of December 31,
(dollars in millions)	2009	2010	2011
Balance sheet data:
Cash and cash equivalents	$418	$126	$232
Restricted funds held in trust	240	233	191
Property, plant and equipment, net	2,541	2,478	2,423
Total assets	4,934	4,676	4,385
Total debt, including current portion:
Covanta Energy debt	1,561	1,429	1,299
Covanta Holding debt	2,366	2,368	2,166
Total equity	1,417	1,159	1,088

Year Ended
December 31, 2011
	Actual	As adjusted*
Credit Statistics:

Ratio of Covanta Energy Debt / Net cash provided by operating activities from continuing operations	3.6x	2.6x

Ratio of Covanta Holding Debt / Net cash provided by operating activities from continuing operations	6.0x	6.3x

Ratio of Covanta Energy Adjusted Debt /Adjusted EBITDA(3)	2.4x	1.6x

Ratio of Covanta Holding Adjusted Debt /Adjusted EBITDA(3)	4.2x	4.1x

*	Note: As adjusted to give effect to the offering of the notes and the use of proceeds therefrom as described under “Use of proceeds” and the Debenture Redemption.
(1)

For all periods presented, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. The presentation of Adjusted EBITDA is intended to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance of its business. We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities as described below under “Description of other indebtedness,” which credit facilities we have guaranteed, and is substantially similar to that of Consolidated Adjusted EBITDA as defined in the indenture, but may differ in certain respects including the inclusion of operating results of unrestricted subsidiaries. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are measured on a consolidated basis. Under its credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Adjusted EBITDA should not be considered as an alternative to net income or cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP. The following are reconciliations of net income to Adjusted EBITDA and cash flow provided by operating activities from continuing operations to Adjusted EBITDA for the three years ended December 31, 2009, 2010 and 2011:

	Years Ended December 31,
(dollars in millions)	2009	2010	2011
Computation of Adjusted EBITDA — Continuing Operations:
Net income from continuing operations	$61	$30	$79
Depreciation and amortization expense	197	190	193
Debt service:
Net interest expense on project debt	45	38	31
Interest expense	38	45	67
Non-cash convertible debt related expense	24	39	25
Investment income	(2)	(1)	(1)

Subtotal debt service	105	121	122
Income tax expense (adjusted for reversal of uncertain tax positions related to pre-emergence tax matters)(A)	42	24	52
Reversal of uncertain tax positions related to pre-emergence tax matters(A)	—	—	(24)
Contractual liability to pre-petition creditors(A)	—	—	15
Write-down of assets(B)	—	34	—
Development costs(C)	—	—	5
Loss on extinguishment of debt(D)	—	15	1
Gain on sale of business(E)	—	—	(9)
Net income attributable to noncontrolling interests in subsidiaries	4	5	5
Other adjustments:
Debt service billing in excess of revenue recognized(F)	20	29	22
Non-cash compensation expense	14	17	18
Other non-cash items(G)	11	5	13

Subtotal other adjustments	45	51	53

Total adjustments	393	440	413

Adjusted EBITDA — Continuing Operations	$454	$470	$492

	Years Ended December 31,
(dollars in millions)	2009	2010	2011
Cash flow provided by operating activities from continuing operations	$352	$392	$360
Debt service	105	121	122
Change in working capital	2	(21)	(5)
Change in restricted funds held in trust	(19)	(11)	(4)
Non-cash convertible debt related expense	(24)	(39)	(25)
Equity in net income from unconsolidated investments	3	2	5
Dividends from unconsolidated investments	(1)	(5)	(8)
Current tax provision	9	4	(2)
Reversal of uncertain tax positions related to pre-emergence tax matters(A)	—	—	24
Contractual liability to pre-petition creditors(A)	—	—	(15)
Change in restricted funds — other related to contractual liability to pre-petition creditors(A)	—	—	(5)
Other	27	27	45

Adjusted EBITDA — Continuing Operations	$454	$470	$492

(A)	For the year ended December 31, 2011, the income tax provision includes a $24 million benefit due to the reversal of uncertain tax positions, following the expiration of applicable statutes of limitations related to pre-emergence tax matters in the Covanta Energy bankruptcy. Since March 2004, we had held $20 million in restricted funds intended to cover those uncertain tax positions. The restricted funds were included in other assets on our consolidated balance sheet. The expiration of the statutes of limitations triggered a liability to pre-petition claimants of approximately 73% of the restricted fund balance. Therefore, we recorded approximately $15 million as other expense during the year ended December 31, 2011. For additional information, see Note 16 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2011, and incorporated by reference herein.
(B)	In 2010, we recorded a non-cash write-down of assets related to a note receivable from our Harrisburg EfW facility, the write-down of assets related to the Dublin project, and the write-down to fair value of corporate real estate and certain other assets.
(C)	During the year ended December 31, 2011, we recorded a non-cash write-off of $5 million of capitalized development costs related to a development project which we ceased to pursue in the United Kingdom.
(D)	As a result of the purchase of outstanding Debentures, we recorded a loss on extinguishment of debt which is comprised of the difference between the fair value and carrying value of the liability component of the Debentures tendered the write-off of financing costs and fees incurred in conjunction with the tender offer.
(E)	In 2011, we recorded a $9 million gain on the sale of two landfill gas projects. We received cash proceeds of approximately $12 million.
(F)	Formally labeled “Decrease in Unbilled Service Receivables.” This amount represents a true-up between (a) revenue recognized in the period for client payments of project debt principal under service fee contract structures, which is accounted for on a straight-line basis over the term of the project debt, and (b) actual billings to clients for debt principal payments in the period. As a result of this adjustment, Adjusted EBITDA reflects the actual amounts billed to clients for debt service principal, not the straight-lined revenue as recognized.
(G)	Includes certain non-cash items and transaction-related costs that are added back under the definition of Adjusted EBITDA in Covanta Energy’s credit agreement.

(2)	For all periods presented, Free Cash Flow is defined as cash flow provided by operating activities less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine the amounts we can reinvest in our businesses, such as amounts available to make acquisitions, invest in construction of new projects or make principal payments on debt, or amounts we can return to our stockholders through dividends and/or stock repurchases. Free Cash Flow should not be considered as an alternative to cash flow provided by operating activities as an indicator of our liquidity or any other measure of liquidity in accordance with GAAP. The following is a summary reconciliation of net cash provided by operating activities to Free Cash Flow for the three years ended December 31, 2009, 2010 and 2011:

	Years Ended December 31,
(dollars in millions)	2009	2010	2011
Computation of Free Cash Flow:
Net cash provided by operating activities of continuing operations	$352	$392	$360
Less: Maintenance capital expenditures	(52)	(74)	(80)

Free Cash Flow — Continuing Operations	$300	$318	$280

Maintenance capital expenditures	$52	$74	$80
Capital expenditures associated with construction	13	21	16
Capital expenditures associated with technology development	5	6	6
Capital expenditures associated with organic growth initiatives	—	—	4
Capital expenditures — other	4	14	12

Total purchase of property, plant and equipment	$74	$115	$118

(3)	For all periods presented, Adjusted Debt is calculated as total debt, less restricted funds held in trust for the express purpose of repayment of debt principal. The definition of Adjusted Debt is consistent with that of Consolidated Indebtedness as defined in the indenture, which is used in the calculation of Combined Leverage Ratio in the indenture. Adjusted Debt should not be considered as an alternative to total debt as an indicator of our liquidity or any other measures of liquidity derived in accordance with GAAP. The following are reconciliations of Covanta Energy Debt to Covanta Energy Adjusted Debt and Covanta Holding Debt to Covanta Holding Adjusted Debt:

	December 31, 2011
(dollars in millions)	Actual	As adjusted*
Computation of Adjusted Debt:
Covanta Energy Debt	$1,299	$907
Less: Restricted funds held in trust — principal related	113	113

Covanta Energy Adjusted Debt	$1,186	$794

Covanta Holding Debt	$2,166	$2,149
Less: Restricted funds held in trust — principal related	113	113

Covanta Holding Adjusted Debt	$2,053	$2,036

*	Note: As adjusted to give effect to the offering of the notes and the use of proceeds therefrom as described under “Use of proceeds” and the Debenture Redemption.

RISK FACTORS

You should carefully consider the following factors and other information contained or incorporated by reference in this prospectus supplement, including the risk factors set forth in our annual report on Form 10-K for the year ended December 31, 2011, before deciding to invest in the notes. Any of these risks or other risks and uncertainties not presently known to us or that we currently deem immaterial could materially adversely affect our business, financial condition, results of operations and cash flow, which could in turn materially adversely affect the price of the notes. If any of the following risks and uncertainties develop into actual events, our business, financial condition, results of operations or cash flows could be materially adversely affected. In that case, the trading price of the notes could decline and you may lose all or part of your investment.

This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks faced by us described below and elsewhere in this prospectus supplement and the documents incorporated by reference herein. Please see “Cautionary statement regarding forward-looking statements.”

Risks relating to this offering

Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under our indebtedness, including the notes.

As of December 31, 2011, after giving effect to this offering and the use of proceeds therefrom as described under “Use of proceeds” and the Debenture Redemption, we would have had approximately $2,149 million of total consolidated indebtedness (including the notes), of which $842 million would have ranked equally with the notes; of our total consolidated indebtedness, Covanta Energy would have had approximately $227 million of secured indebtedness under our term loan to which the notes would have been effectively subordinated; Covanta Energy would have had commitments available to be borrowed under the revolving loan facility of $300 million and an additional $43 million available under the funded letter of credit facility (after giving effect to $277 million of outstanding letters of credit) to which the notes would have been effectively subordinated; and our subsidiaries (including Covanta Energy) would have had $2,222 million of total liabilities (excluding intercompany liabilities), all of which would have been structurally senior to the notes.

The level of our consolidated indebtedness could have significant consequences on our future operations, including:

•	making it difficult for us to meet our payment and other obligations under our outstanding indebtedness;

•	limiting our ability to obtain additional financing to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on indebtedness under Covanta Energy’s credit facilities;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industries in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes, the 7.25% Senior Notes, the Cash Convertible Notes (each as defined in “Description of other indebtedness”) and our subsidiaries’ debt.

We cannot assure you that our cash flow from operations will be sufficient to service our indebtedness.

Our ability to meet our obligations under our indebtedness, including the notes, depends on our ability to receive dividends and distributions from our subsidiaries in the future. This, in turn, is subject to many factors, some of which are beyond our control, including the following:

•	the continued operation and maintenance of our facilities, consistent with historical performance levels;

•	maintenance or enhancement of revenue from renewals or replacement of existing contracts and from new contracts to expand existing facilities or operate additional facilities;

•

market conditions affecting waste disposal and energy pricing, as well as competition from other companies for contract renewals, expansions and additional contracts, particularly after our existing contracts expire;

•	the continued availability of the benefits of our net operating loss carryforwards (“NOLs”); and

•	general economic, financial, competitive, legislative, regulatory and other factors.

We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under Covanta Energy’s credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under our outstanding indebtedness, including the notes, and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under our outstanding indebtedness, including the notes, which could have a material and adverse effect on our financial condition.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on our indebtedness, including the notes.

All of our business is conducted through our subsidiaries. Our ability to make payments on the notes is dependent on the earnings of, and the distribution of funds to us from, our subsidiaries. Certain of our subsidiaries and affiliates are currently subject to project and other financing arrangements that restrict their ability to make dividends or distributions to us. While the indenture governing the notes and the agreements governing certain of our other existing indebtedness will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments to us, these limitations are subject to qualifications and exceptions.

We derive our cash flow principally from our domestic and international project operations and businesses. A material portion of our domestic cash flows are expected to be derived from projects where financial tests and other covenants contained in respective debt arrangements must be satisfied in order for project subsidiaries to make cash distributions to our intermediate subsidiaries. We cannot assure you that our project subsidiaries will be able to satisfy such financial tests and covenants in the future, and that we will be able to receive cash distributions from such subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The notes will be effectively subordinated to any of our existing and future secured indebtedness and to any existing and future indebtedness and other liabilities of our subsidiaries.

The notes will be our unsecured obligations and therefore will be effectively junior to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. Further, the indenture governing the notes will allow us to incur senior secured indebtedness in the future. As a result, in the event of our bankruptcy, liquidation, dissolution, reorganization, or similar proceeding, our assets will be available to satisfy obligations of our secured indebtedness before any payment may be made on the notes. To the extent that such assets cannot satisfy in full our secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In such an event, we may not have sufficient assets remaining to pay amounts on any or all of the notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations on our indebtedness or guarantees, whether by dividends, distributions, loans or other payments. Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including lenders under Covanta Energy’s credit facilities and lenders under the project level indebtedness.

As of December 31, 2011, after giving effect to this offering and the use of proceeds therefrom as described under “Use of proceeds” and the Debenture Redemption, we would have had approximately $2,149 million of total consolidated indebtedness (including the notes), of which $842 million would have ranked equally with the notes; of our total consolidated indebtedness, Covanta Energy would have had approximately $227 million of secured indebtedness under our term loan to which the notes would have been effectively subordinated; Covanta Energy would have had commitments available to be borrowed under the revolving loan facility of $300 million and an additional $43 million available under the funded letter of credit facility (after giving effect to $277 million of outstanding letters of credit) to which the notes would have been effectively subordinated; and our subsidiaries (including Covanta Energy) would have had $2,222 million of total liabilities (excluding intercompany liabilities), all of which would have been structurally senior to the notes.

Despite our current and anticipated indebtedness levels, we may still incur substantially more indebtedness or take other actions which would intensify the risks associated with our substantial indebtedness.

Despite our current and anticipated consolidated indebtedness levels, we may be able to incur substantial additional indebtedness in the future, in connection with acquisitions or otherwise. Under Covanta Energy’s credit facilities, upon the request of Covanta Energy, and subject to the satisfaction of certain conditions, additional term loan facilities and/or additional revolving credit facility commitments and incremental funded letter of credit facilities up to an aggregate of $400 million may become available to Covanta Energy. Similarly, under Covanta Energy’s contemplated new credit facilities, we anticipate having a revolving credit facility available for borrowings, including letters of credit, of approximately $900 million. Although the terms of Covanta Energy’s credit facilities, the indenture governing the 7.25% Senior Notes and the indenture that will govern the notes contain, and the terms of Covanta Energy’s new credit facilities are expected to contain, restrictions on the incurrence of additional indebtedness by us, Covanta Energy and certain of our subsidiaries, these restrictions are, or are expected to be (in the case of Covanta Energy’s new credit facilities), subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. If new indebtedness is added to our current or anticipated indebtedness levels, the substantial risks described above would intensify. Our ability and Covanta Energy’s and its project subsidiaries’ ability to recapitalize, incur additional debt, secure existing or future debt, and take a number of other actions that are not limited by the terms of the indenture for the notes could have the effect of diminishing our ability to make payments on the notes when due.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all revolving loans are fully drawn, each quarter point change in interest rates would result in a $3.1 million change in annual interest expense on our indebtedness under our senior credit facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under the senior credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend. The source of funds for any purchase of the notes and repayment of borrowings under our senior credit facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our senior credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of notes—Change of control.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture that will govern the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes could be voided as a fraudulent transfer or conveyance if we (a) issued the notes with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes and, in the case of (b) only, one of the following is also true at the time thereof:

•	we were insolvent or rendered insolvent by reason of the issuance of the notes;

•	the issuance of the notes left us with an unreasonably small amount of capital or assets to carry on the business;

•	we intended to, or believed that we would, incur debts beyond our ability to pay as they mature; or

•	we were a defendant in an action for money damages, or had a judgment for money damages docketed against us, and the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that we did not receive reasonably equivalent value or fair consideration for the notes to the extent we did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes would be subordinated to our other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes and could subordinate the notes to presently existing and future indebtedness of us. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The notes are a new issue of securities for which there is currently no active trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that following the completion of this offering, certain of the underwriters intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

The market price of the notes may be volatile.

The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the market for the notes; and

•	general economic conditions.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Any decline in the ratings of our corporate credit could adversely affect the value of the notes.

Any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on our corporate credit are under surveillance or review with possible negative implications could adversely affect the value of the notes. In addition, a ratings downgrade could adversely affect our ability to access capital.

We will have broad discretion as to the use of any proceeds of this offering.

As described under the “Use of proceeds” section, we will have significant flexibility in allocating any of the net proceeds of this offering. We intend to use the net proceeds of this offering to repay a portion of the amounts outstanding under Covanta Energy’s term loan. See “Summary—Recent developments—Refinancing of credit facilities.” Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. If we fail to spend these funds effectively, it could harm our financial condition and result in lost business opportunities.

Provisions of our restated certificate of incorporation, our amended and restated bylaws, our senior credit facility, the Cash Convertible Notes and the indentures governing each of the 7.25% Senior Notes and the notes could discourage an acquisition of us by a third party.

Certain provisions of the Cash Convertible Notes, our senior credit facility and the indentures governing each of the 7.25% Senior Notes and the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, the Cash Convertible Notes, our senior credit facility and the holders of our 7.25% Senior Notes and the notes will have the right to require Covanta Holding or Covanta Energy, as the case may be, to repurchase their 7.25% Senior Notes, notes or Cash Convertible Notes or repay the facility, as applicable. We may also be required to increase the conversion rate of the Cash Convertible Notes. In addition, provisions of our restated certificate of incorporation and amended and restated bylaws, each as amended, could make it more difficult for a third party to acquire control of us. For example, our restated certificate of incorporation authorizes our board of directors to issue preferred stock without requiring any stockholder approval, and preferred stock could be issued as a defensive measure in response to a takeover proposal. All these provisions could make it more difficult for a third party to acquire us or discourage a third party from acquiring us even if an acquisition might be in the best interest of our stockholders.

The notes will be initially held in book-entry form and therefore you must rely on the procedures of DTC to exercise any rights and remedies.

Unless and until definitive notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, a nominee of DTC will be the sole holder of the notes.

Payments of amounts owing in respect of the global notes will be made by us to the paying agent. The paying agent will, in turn, make such payments to DTC or its nominee, which will distribute such payments to participants in accordance with their respective procedures.

Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

The lack of physical certificates could also:

•	result in payment delays to you because the trustee will be sending distributions on the notes to DTC instead of directly to you;

•	make it difficult or impossible for you to pledge certificates if physical certificates are required by the party demanding the pledge; and

•	hinder your ability to resell notes because some investors may be unwilling to buy notes that are not in physical form.

Our credit facilities and the indentures governing each of the notes and the 7.25% Senior Notes contain covenant restrictions that may limit our ability to operate our business.

Covanta Energy’s existing credit facilities contain, and Covanta Energy’s contemplated new credit facilities are expected to contain, operating and financial restrictions and covenants that impose operating and financial restrictions on us and require us to meet certain financial tests. Additionally, the indentures governing each of the notes and the 7.25% Senior Notes contain operating and financial restrictions and covenants that impose operating and financial restrictions on us and require us to meet certain financial tests. Complying with these covenant restrictions may have a negative impact on our business, results of operations and financial condition by limiting our ability to engage in certain transactions or activities, including:

•	incurring additional indebtedness or issuing guarantees, in excess of specified amounts;

•	creating liens, in excess of specified amounts;

•	making certain investments, in excess of specified amounts;

•	entering into transactions with our affiliates;

•	selling certain assets, in excess of specified amounts;

•	making cash distributions or paying dividends to us, in excess of specified amounts;

•	redeeming capital stock or making other restricted payments to us, in excess of specified amounts; and

•	merging or consolidating with any person.

Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions. As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, the failure to comply with these covenants in Covanta Energy’s existing or contemplated new credit facilities could result in a default thereunder and a default under the notes and the 7.25% Senior Notes. Upon the occurrence of such an event of default, the lenders under Covanta Energy’s existing or contemplated new credit facilities could elect to declare all amounts outstanding under such agreement, together with accrued interest, to be immediately due and payable. If the lenders accelerate the payment of the indebtedness under Covanta Energy’s existing or contemplated new credit facilities, we cannot assure you that the assets securing such indebtedness would be sufficient to repay in full indebtedness under the notes and our other indebtedness, which could have a material and adverse affect on our financial condition.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of income before income tax expense and equity in net income from unconsolidated investments plus dividends from unconsolidated investments and fixed charges less capitalized interest. “Fixed charges” consists of interest expense, capitalized interest and imputed interest on operating leases.

	For the Years Ended December 31,
(dollars in millions)	2007		2008		2009		2010		2011		2011
											(Pro forma)*
Earnings
Income from continuing operations before income tax expense, equity in net income from unconsolidated investments	$100		$171		$104		$57		$107		$90
Capitalized interest	—		—		(1)		—		(1)		(1)
Dividends from unconsolidated investments	1		2		1		5		8		8
Fixed charges	148		129		122		136		136		153

Total Earnings	$249		$302		$226		$198		$250		$250

Interest expense	$131		$113		$107		$122		$123		$140
Capitalized interest	—		—		1		—		1		1
Imputed interest on operating leases	17		16		14		14		12		12

Total Fixed Charges	$148		$129		$122		$136		$136		$153

Ratio of Earnings to Fixed Charges	1.68	x	2.34	x	1.85	x	1.46	x	1.84	x	1.63	x

*	Note: Pro forma to give effect to the offering of the notes and the use of proceeds therefrom as described under “Use of Proceeds” and the Debenture Redemption, assuming these transactions were consummated on January 1, 2011.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $392 million, after deducting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering to repay a portion of the amounts outstanding under Covanta Energy’s $650 million term loan facility, which borrowings were incurred for general corporate purposes. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments.

At December 31, 2011, outstanding borrowings under Covanta Energy’s $650 million term loan facility totaled $619 million. Borrowings under Covanta Energy’s term loan facility bear interest at LIBOR plus 1.50% per annum.

For additional information regarding the refinancing of Covanta Energy’s credit facilities, See “Summary—Recent developments—Refinancing of credit facilities.”

CAPITALIZATION

The following table sets forth (a) our cash and cash equivalents and restricted funds held in trust and (b) our capitalization as of December 31, 2011:

•	on an actual basis;

•

as adjusted to give effect to the $25 million Debenture Redemption and the issuance of $400 million in aggregate principal amount of the notes in this offering, after deducting discounts and commissions and estimated offering expenses of $1 million and the application of $392 million of the proceeds from this offering to repay a portion of Covanta Energy’s term loan, as described under “Use of proceeds.”

This table should be read in conjunction with “Summary historical consolidated financial information” and “Use of proceeds,” each as included in this prospectus supplement, and the section entitled “Management’s discussion and analysis of financial conditions and results of operations” included in our most recent annual report on Form 10-K and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	As of December 31, 2011
(dollars in millions)	Actual	As adjusted
Cash and cash equivalents and restricted funds held in trust:
Cash and cash equivalents	$232	$207
Restricted funds held in trust	191	191

Total cash and cash equivalents and restricted funds held in trust	$423	$398

Capitalization:
Debt:
Project debt(1)	$672	$672
Unamortized premium on project debt	8	8
Revolving credit facility(2)	—	—
Covanta Energy’s term loan facility (due 2014)	619	227

Covanta Energy debt	$1,299	$907
Notes offered hereby(3)	—	400
Debentures(4)	25	—
Senior Notes due 2020	400	400
Cash Convertible Notes due 2014(5)	442	442

Covanta Holding debt	$2,166	$2,149

Equity:
Stockholders’ equity:
Preferred stock ($0.10 par value; authorized 10 shares; none issued and outstanding)	$—	$—
Common stock ($0.10 par value; authorized 250 shares; issued 158 shares and outstanding 136 shares on an actual and as adjusted basis)(6)	16	16
Additional paid-in capital	824	824
Accumulated other comprehensive income	1	1
Accumulated earnings	244	243
Treasury stock, at par	(2)	(2)

Stockholders’ equity	1,083	1,082
Noncontrolling interests in subsidiaries	5	5

Total equity	$1,088	$1,087

Total capitalization	$3,254	$3,236

(1)	Consists of project debt of subsidiaries.
(2)	$300 million remains available to be drawn on the revolving credit facility. In addition, we have $277 million outstanding under our $320 million funded letter of credit facility, with remaining capacity of up to an additional $43 million.
(3)	Consists of face value of the notes offered hereby of $400 million.
(4)	Consists of face value of the Debentures of $25 million. As adjusted Debentures reflects the Debenture Redemption.
(5)	Consists of face value of the Cash Convertible Notes of $460 million, net of debt discount of $67 million plus the fair value of the cash conversion feature of $49 million.
(6)	The number of issued shares in the table above as of December 31, 2011 on an actual and as adjusted basis does not include (a) approximately 4.5 million shares of our common stock issuable upon exercise of outstanding stock options and upon vesting of restricted stock awards and units, (b) up to 27.8 million shares of our common stock that may be issued under the warrant transactions entered into in connection with the issuance of the Cash Convertible Notes and (c) solely on an actual basis, does not include up to approximately 1.0 million shares of our common stock issuable upon conversion of the Debentures. Of the $25 million aggregate principal amount of the Debentures outstanding as of December 31, 2011, we purchased $23 million of Debentures on February 1, 2012, and we expect to exercise our call option and redeem the remaining $2 million of Debentures on March 23, 2012.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected consolidated financial data as of and for the periods indicated. The selected consolidated financial data as of and for the years ended December 31, 2007, 2008, 2009, 2010 and 2011 was derived from our audited consolidated financial statements. When you read this selected consolidated financial data, it is important that you also read our audited financial statements and related notes thereto and “Management’s discussion and analysis of financial condition and results of operations” included in our annual report on Form 10-K for the year ended December 31, 2011, and incorporated by reference herein. Historical results are not necessarily indicative of future performance.

	For the Years Ended December 31,
	2007	2008	2009	2010	2011
	(dollars in millions)
Statements of Operations Data
Operating revenues	$1,273	$1,402	$1,384	$1,583	$1,650
Operating expenses	$(1,067)	$(1,169)	$(1,220)	$(1,428)	$(1,432)
Write-down of assets, net of insurance recoveries	$—	$8	$—	$(34)	$—
Operating income	$206	$233	$164	$155	$218
Loss on extinguishment of debt	$(32)	$—	$—	$(15)	$(1)
Income from continuing operations	$85	$92	$65	$35	$84
Income from discontinued operations, net of taxes	$45	$44	$46	$36	$143
Net income	$130	$136	$111	$71	$227
Net income from continuing operations attributable to noncontrolling interests	$(3)	$(3)	$(4)	$(5)	$(5)
Net income from discontinued operations attributable to noncontrolling interests	$(5)	$(4)	$(5)	$(4)	$(3)
Net income attributable to Covanta Holding Corporation	$122	$129	$102	$62	$219
Amounts attributable to Covanta Holding Corporation stockholders:
Income from continuing operations	$82	$89	$61	$30	$79
Income from discontinued operations, net of taxes	40	40	41	32	140

Net income	$122	$129	$102	$62	$219

	As of December 31,
	2007	2008	2009	2010	2011
	(dollars in millions)
Balance Sheet Data
Cash and cash equivalents	$127	$168	$418	$126	$232
Restricted funds held in trust	$343	$281	$240	$233	$191
Property, plant and equipment, net	$2,556	$2,485	$2,541	$2,478	$2,423
Total assets	$4,368	$4,280	$4,934	$4,676	$4,385
Long-term debt	$937	$949	$1,438	$1,565	$1,486
Project debt	$1,209	$1,026	$928	$803	$680
Total stockholders’ equity	$1,073	$1,189	$1,383	$1,126	$1,083

DESCRIPTION OF OTHER INDEBTEDNESS

Credit agreement

Our existing credit facilities are comprised of:

•	a $300 million revolving credit facility due 2013, which includes a $200 million sub-facility for the issuance of letters of credit (the “Revolving Credit Facility”);

•	a $320 million funded letter of credit facility due 2014 (the “Funded L/C Facility”); and

•	a term loan facility, due 2014, in the initial amount of $650 million and of which $619 million was outstanding as of December 31, 2011 (the “Term Loan Facility”).

Under the existing credit facilities, we are obligated to apply a portion of excess cash flow (as defined in the existing credit agreement) calculated on an annual basis to repay borrowings under the credit facilities. The portion of excess cash flow to be used for this purpose is 50%, 25%, or 0%, based on the leverage ratio during the relevant period.

Covanta Energy is the borrower under our existing credit facilities, and Covanta Energy’s obligations thereunder are guaranteed by Covanta Holding and each of Covanta Energy’s domestic restricted subsidiaries (excluding special purpose project company subsidiaries and subsidiaries restricted from providing guarantees by contract, regulatory limitation or otherwise). The obligations of Covanta Energy and each guarantor in respect of the existing credit facilities are secured by a perfected first priority security interest in their tangible and intangible assets, including all of the capital stock of Covanta Energy and each of its restricted subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries and other limited exceptions).

We are currently in discussions with potential lenders concerning the refinancing of these credit facilities. The table below illustrates Covanta Energy’s current and proposed new credit facilities. See “Summary—Recent developments—Refinancing of credit facilities.”

	Existing Credit Facilities	Proposed New Credit Facilities
Term loan facility	$650 million	$300 million
Revolving credit facility	$300 million	$900 million
Letter of credit sublimit under revolving credit facility	$200 million	$900 million
Funded letter of credit facility	$320 million	Included in revolving credit facility

Financial Covenants

The loan documentation under Covanta Energy’s existing credit facilities contains customary affirmative and negative covenants and financial covenants as discussed in Note 11 to our audited financial statements incorporated by reference herein. We are in compliance with the covenants under these credit facilities. The maximum Covanta Energy capital expenditures that could have been incurred in 2011 to maintain existing operating businesses was approximately $230 million as of December 31, 2011.

The financial covenants of these credit facilities, which are measured on a trailing four quarter period basis, include the following:

•

maximum Covanta Energy leverage ratio of 3.50 to 1.00 for the four quarter period ended December 31, 2011 and thereafter, which measures Covanta Energy’s principal amount of consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs (“Consolidated Adjusted Debt”) to its adjusted earnings before interest, taxes, depreciation and amortization, as calculated under the Credit Facilities (“Adjusted EBITDA”). The definition of Adjusted EBITDA in the credit facilities excludes certain non-cash charges, and for purposes of calculating the leverage ratio and interest coverage ratios is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period;

•	maximum Covanta Energy capital expenditures incurred to maintain existing operating businesses of $100 million per fiscal year, subject to adjustment due to an acquisition by Covanta Energy; and

•

minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.

Long-term debt

7.25% Senior Notes Due 2020

In 2010, we sold $400 million aggregate principal amount of 7.25% Senior Notes due 2020 (the “7.25% Senior Notes”). Net proceeds from the sale of the 7.25% Senior Notes were $390 million, consisting of gross proceeds of $400 million net of $10 million in offering expenses. We used $317 million of the net proceeds of the 7.25% Senior Notes offering to purchase 85% of the total outstanding 1.00% Senior Convertible Debentures due 2027 (described below). The remaining net proceeds were used for general corporate purposes.

The 7.25% Senior Notes are senior unsecured obligations, ranking equally in right of payment with the notes offered hereby and all of our other existing and future senior unsecured indebtedness and senior to our future subordinated indebtedness. The 7.25% Senior Notes are effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to the existing and future indebtedness and other liabilities of our subsidiaries. None of our subsidiaries guarantees the 7.25% Senior Notes.

Interest on the 7.25% Senior Notes is payable semi-annually on June 1 and December 1 of each year, commencing on June 1, 2011 and the 7.25% Senior Notes will mature on December 1, 2020 unless earlier redeemed or repurchased.

At our option, the 7.25% Senior Notes are subject to redemption at any time on or after December 1, 2015 at the redemption prices set forth in the indenture for such 7.25% Senior Notes, together with accrued and unpaid interest, if any, to the date of redemption. At any time prior to December 1, 2013, we may redeem up to 35% of the original principal amount of the 7.25% Senior Notes with the proceeds of certain equity offerings at a redemption price of 107.25% of the principal amount of the 7.25% Senior Notes, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to December 1, 2015, we may redeem the 7.25% Senior Notes, in whole but not in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a “make-whole” premium. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the 7.25% Senior Notes.

The 7.25% Senior Notes contain covenants and events of default substantially the same as those contained in the notes offered hereby.

3.25% Cash Convertible Senior Notes Due 2014

In 2009, we sold $460 million aggregate principal amount of 3.25% Cash Convertible Senior Notes due 2014 (the “Cash Convertible Notes”). Net proceeds from the sale of the Cash Convertible Notes were $387 million, consisting of gross proceeds of $460 million from the 3.25% Notes and $54 million of proceeds from the Warrants (described below), less the $112 million purchase price for the Note Hedge (described below) and $14 million of purchase discounts and other offering expenses. We used these net proceeds for general corporate purposes.

The Cash Convertible Notes are senior unsecured obligations, ranking equally in right of payment with the notes offered hereby and all of our other existing and future senior unsecured indebtedness and senior to our future subordinated indebtedness. The Cash Convertible Notes are effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to the existing and future indebtedness and other liabilities of our subsidiaries. None of our subsidiaries guarantees the Cash Convertible Notes.

Interest on the Cash Convertible Notes is payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 2009, and the Cash Convertible Notes will mature on June 1, 2014. Under limited circumstances, we may be required to pay contingent interest on the Cash Convertible Notes as a result of failure to comply with the reporting obligations in the indenture, failure to file required SEC documents and reports or if the holders cannot freely trade the Cash Convertible Notes. When applicable, the contingent interest payable on the Cash Convertible Notes ranges from 0.25% to 0.50% per annum over the applicable term as provided under the indenture for the Cash Convertible Notes.

Under limited circumstances, the Cash Convertible Notes are convertible by the holders thereof into cash only, based on a conversion rate of 60.3521 shares of our common stock per $1,000 principal amount of 3.25% Notes (which represents a conversion price of approximately $16.57 per share) subject to certain customary adjustments as provided in the indenture for the Cash Convertible Notes. Subject to the limited exception described in the indenture, we will not deliver common stock (or any other securities) upon conversion under any circumstances.

In order to reduce our exposure to potential cash payments in excess of the principal amount of the Cash Convertible Notes resulting from the cash conversion option, we entered into two separate privately negotiated transactions with affiliates of certain of the initial purchasers of the Cash Convertible Notes (the “Option Counterparties”) for a net cash outflow of $58 million.

•

We purchased, for $112 million, net cash-settled call options on our common stock (the “Note Hedge”) initially correlating to the same number of shares as those initially underlying the Cash Convertible Notes, subject to customary adjustments similar to those of the cash conversion option embedded in the Cash Convertible Notes. The Note Hedge is a derivative which is recorded at fair value quarterly and is recorded in other noncurrent assets in our consolidated balance sheets. The strike price of the call options is approximately $16.57 per share and is subject to customary adjustments.

•

We sold, for $54 million, warrants (the “Warrants”) correlating to the same number of shares as those initially underlying the Cash Convertible Notes, which are net share settled and could have a dilutive effect to the extent that the market price of our common stock exceeds the then effective strike price of the Warrants. The strike price of the Warrants is approximately $22.99 per share and is subject to customary adjustments. The Warrants are recorded at the amounts received net of expenses within additional paid-in capital in our consolidated balance sheets.

We have certain contingent obligations related to the Cash Convertible Notes. These are:

•	Holders may require us to repurchase the Cash Convertible Notes, if a fundamental change occurs; and

•	Holders may exercise their conversion rights upon the occurrence of certain events, which would require us to pay the conversion settlement amount in cash.

For a detailed description of the terms and accounting treatment of the Cash Convertible Notes, the Note Hedge and the Warrants, see Notes 11, 13 and 14 to our audited financial statements incorporated herein by reference.

1.00% Senior Convertible Debentures Due 2027

In November 2010, we commenced a tender offer to purchase for cash any and all of our outstanding 1.00% Senior Convertible Debentures due 2027 (the “Debentures”). We offered to purchase the Debentures at a purchase price of $990 for each $1,000 principal amount of Debentures, plus accrued and unpaid interest. During the years ended December 31, 2011 and 2010, $32 million and $317 million, respectively, of the Debentures were purchased. We used a portion of the net proceeds of the 7.25% Senior Note offering discussed above to fund the purchase price and accrued and unpaid interest of the Debentures. As of December 31, 2011, there were $25 million aggregate principal amount of the Debentures outstanding. On February 1, 2012, holders of $23 million of outstanding Debentures exercised their option for us to redeem the Debentures at par. We expect to exercise our call option and redeem the remaining $2 million of Debentures on March 23, 2012.

Project debt

Americas project debt

Financing for the energy-from-waste projects is generally accomplished through tax-exempt and taxable municipal revenue bonds issued by or on behalf of the municipal client. For such facilities that are owned by a subsidiary of ours, the municipal issuers of the bond loan the bond proceeds to our subsidiary to pay for facility construction. For such facilities, project-related debt is included as “Project debt (short- and long-term)” in our consolidated financial statements. Generally, such project debt is secured by the revenues generated by the project and other project assets including the related facility. The only potential recourse to us (other than recourse to specific project subsidiaries or certain subsidiaries of Covanta ARC Holdings, Inc.) with respect to project debt arises under the operating performance guarantees described below under “Other commitments and performance guarantees.” Certain subsidiaries had recourse liability for project debt which is recourse to certain Covanta ARC Holdings, Inc. subsidiaries, but is otherwise non-recourse to us and as of December 31, 2011 was as follows (dollars in millions):

Covanta Niagara, L.P. Series 2001 Bonds	$165
Covanta Southeastern Connecticut Company Corporate Credit Bonds	44

Total	$209

International project debt

Financing for projects in which we have an ownership or operating interest is generally accomplished through commercial loans from local lenders or financing arranged through international banks, bonds issued to institutional investors and from multilateral lending institutions based in the United States. Such debt is generally secured by the revenues generated by the project and other project assets and is without recourse to us other than with respect to certain performance guarantees in instances where our subsidiaries operate the project. In most projects, the instruments defining the rights of debt holders generally provide that the project subsidiary may not make distributions to its parent until periodic debt service obligations are satisfied and other financial covenants are complied with.

Restricted funds held in trust

Restricted funds held in trust are primarily amounts received by third-party trustees relating to certain projects we own which may be used only for specified purposes. We generally do not control these accounts. They primarily include debt service reserves for payment of principal and interest on project debt, and deposits of revenues received with respect to projects prior to their disbursement, as provided in the relevant indenture or other agreements. Such funds are invested principally in money market funds, bank deposits and certificates of deposit, United States treasury bills and notes, and United States government agency securities.

Restricted fund balances are as follows (dollars in millions):

	As of December 31,
	2011		2010
	Current	Noncurrent	Current	Noncurrent
Debt service funds — principal	$56	$57	$85	$72
Debt service funds — interest	8	—	6	—

Total debt service funds	64	57	91	72
Revenue funds	16	—	18	—
Other funds	21	33	17	35

Total	$101	$90	$126	$107

Of the $191 million in total restricted funds as of December 31, 2011, approximately $113 million was designated for future payment of project debt principal.

Other commitments and performance guarantees

Other commitments as of December 31, 2011 were as follows (dollars in millions):

	Commitments Expiring by Period
	Total	Less Than One Year	More Than One Year
Letters of credit	$277	$6	$271
Surety bonds	354	—	354

Total other commitments — net	$631	$6	$625

The letters of credit were issued under various credit facilities (primarily the funded L/C facility) to secure our performance under various contractual undertakings related to the projects or to secure obligations under our insurance program. Each letter of credit relating to a project is required to be maintained in effect for the period specified in related project contracts, and generally may be drawn if it is not renewed prior to expiration of that period.

We believe that we will be able to fully perform under our contracts to which these existing letters of credit relate, and that it is unlikely that letters of credit would be drawn because of a default of our performance obligations. If any of these letters of credit were to be drawn by the beneficiary, the amount drawn would be immediately repayable by us to the issuing bank. If we do not immediately repay such amounts drawn under these letters of credit, unreimbursed amounts would be treated under the credit facilities as additional term loans in the case of letters of credit issued under the funded L/C facility, or as revolving loans in the case of letters of credit issued under the revolving loan facility.

The surety bonds listed on the table above relate primarily to performance obligations ($341 million) and support for closure obligations of various energy projects when such projects cease operating ($13 million). Were these bonds to be drawn upon, we would have a contractual obligation to indemnify the surety company.

We have issued or are party to guarantees and related contractual support obligations undertaken pursuant to agreements to construct and operate waste and energy facilities. For some projects, such performance guarantees include obligations to repay certain financial obligations if the project revenues are insufficient to do so, or to repurchase interests of project investors under limited circumstances, or to obtain or guarantee financing for a project. With respect to our businesses, we have issued guarantees to municipal clients and other parties that our subsidiaries will perform in accordance with contractual terms, including, where required, the payment of damages or other obligations. Additionally, damages payable under such guarantees for our energy-from-waste facilities could expose us to recourse liability on project debt. If we must perform under one or more of such guarantees, our liability for damages upon contract termination would be reduced by funds held in trust and proceeds from sales of the facilities securing the project debt and is presently not estimable. Depending upon the circumstances giving rise to such damages, the contractual terms of the applicable contracts, and the contract counterparty’s choice of remedy at the time a claim against a guarantee is made, the amounts owed pursuant to one or more of such guarantees could be greater than our then-available sources of funds. To date, we have not incurred material liabilities under such performance guarantees. See the section entitled “Risk Factors – We have provided guarantees and financial support in connection with our projects” included in our annual report on Form 10-K for the year ended December 31, 2011, and incorporated by reference herein.

We are pursuing additional growth opportunities in the United Kingdom, Ireland, Canada and the United States through the development and construction of new waste and energy facilities. Due to permitting and other regulatory factors, these projects generally evolve over lengthy periods and project financing is generally obtained at the time construction begins, at which time we can more accurately determine our commitment for a development project.

DESCRIPTION OF NOTES

The Company will issue the Notes under the Indenture (the “Indenture”) between itself and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $400.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes other than the issue date, the issue price and the first interest payment date (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the Notes.

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the Notes and the Indenture. You should refer to the Indenture for a complete description of the obligations of the Company and your rights. The Company will make a copy of the Indenture available to the Holders and to prospective investors upon request.

You will find the definitions of capitalized terms used in this description under the heading “—Certain definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Covanta Holding Corporation and not to its subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

General

The notes

The Notes:

•	will be general unsecured, senior obligations of the Company;

•	will be limited to an aggregate principal amount of $400.0 million, subject to our ability to issue Additional Notes;

•	mature on October 1, 2022;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	will rank equally in right of payment with any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

•	will be effectively subordinated to all Secured Indebtedness of the Company (including Obligations under the Senior Credit Facility) to the extent of the value of the pledged assets;

•	will be senior in right of payment to any future Subordinated Obligations of the Company;

•	will be structurally subordinated to obligations, including Obligations under the Senior Credit Facility, of any of our Subsidiaries, none of which will Guarantee the Notes; and

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form.

Under the circumstances described below under the caption “—Certain covenants—Certain definitions—Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. The Company has designated the Unrestricted Asian Subsidiaries and the Insurance Subsidiaries as Unrestricted Subsidiaries. In addition, under the circumstances described below under the caption “—Certain covenants—Certain definitions—Excluded Project Subsidiaries,” the Company will be permitted to designate certain of its subsidiaries as “Excluded Project Subsidiaries.” The Excluded Project Subsidiaries are only subject to the restrictive covenants to the extent set forth herein.

Interest

Interest on the Notes will:

•	accrue at the rate of 6.375% per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on April 1 and October 1, commencing on October 1, 2012;

•	be payable to the Holders of record at the close of business on the March 15 and September 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the notes; paying agent and registrar

We will pay, or cause to be paid, the principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the Notes by check mailed to Holders at their registered address set forth in the Registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Transfer and exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the day of the mailing of a notice of redemption of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

Except as described below, the Notes are not redeemable until April 1, 2017. On and after April 1, 2017, the Company may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to the applicable date of redemption, (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date following on or prior to such redemption date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2017	103.188%
2018	102.125%
2019	101.063%
2020 and thereafter	100.000%

Prior to April 1, 2015, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 106.375% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date following on or prior to such redemption date); provided that

(1) at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2) such redemption occurs within 90 days after the closing of such Equity Offering.

In addition, at any time prior to April 1, 2017, the Company may redeem the Notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the procedures of the depositary at a redemption price equal to 100% of the aggregate principal amount of the Notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate or in accordance with DTC procedures, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Mandatory redemption; open market purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the caption “—Repurchase at the option of holders.”

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future Indebtedness of the Company that is not so subordinated and will be effectively subordinated to all of our Secured Indebtedness (to the extent of the value of the assets securing such Indebtedness) and liabilities of our Subsidiaries, none of which will Guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any senior Secured Indebtedness, the assets of the Company that secure such senior Secured Indebtedness will be available to pay obligations on the Notes only after all Indebtedness under such senior Secured Indebtedness and certain hedging obligations and cash management obligations has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

Assuming that we had applied the net proceeds we receive from the offering in the manner described under “Use of proceeds” and after giving effect to the Debenture Redemption, as of December 31, 2011:

•

outstanding Indebtedness of the Company (including its Guarantee under the Senior Credit Facility) would have been $2,149 million, $907 million of which would have been secured, and Covanta Energy Corporation would have additional commitments of $300 million under the Senior Credit Facility available to it (after giving effect to $277 million of outstanding letters of credit), all of which would, if drawn, be Guaranteed by the Company on a senior secured basis;

•	the Company would have had no Subordinated Obligations; and

•	the Company’s Subsidiaries (including Covanta Energy), none of which will Guarantee the Notes, would have had $2,222 million of liabilities (excluding intercompany liabilities).

Although the Indenture will limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of such Indebtedness may be Secured Indebtedness or structurally senior to the Notes.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional redemption,” the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “—Optional redemption,” the Company will mail a notice of such Change of Control Offer to each Holder, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on an interest payment date);

(2) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of $2,000 or larger integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company in accordance with the terms of this covenant.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Company will offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer, and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the Indenture if the Company fails to comply with such covenant. A default under the Indenture may result in a cross-default under the Senior Credit Facility.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.

Asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of entering into a contractual agreement for such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, as follows:

(a) to permanently reduce (and permanently reduce commitments with respect thereto): (x) obligations under the Senior Credit Facility or (y) Secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company);

(b) to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that except in the case of the reduction in obligations of Indebtedness of a Restricted Subsidiary, the Company shall equally and ratably reduce Obligations under the Notes as provided under “—Optional redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of Notes that would otherwise be prepaid; or

(c) to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b) or (c) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Senior Credit Facility) or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture; provided further that in the case of clause (c), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 270 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 90 days of such cancellation or termination and with the good faith expectation that such Net Available Cash will be applied within 180 days of such Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(2) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition; and

(3) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 2.5% of Total Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in denominations of $2,000 and larger integral multiples of $1,000 in excess thereof. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the procedures of DTC) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so tendered, in the case of integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company will deliver, or cause to be delivered, to the Trustee the Notes so accepted and an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant. In addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness. The Paying Agent or the Company, as the case may be, will promptly, but in no event, later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Company, will authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in the Indenture to the contrary, no Opinion of Counsel or Officers’ Certificate will be required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Certain covenants

Effectiveness of covenants

Following the first day:

(a) the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(b) no Default or Event of Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below:

•	“—Repurchase at the option of holders—Asset sales,”

•	“—Limitation on indebtedness,”

•	“—Limitation on restricted payments,”

•	“—Limitation on restrictions on distributions from restricted subsidiaries,”

•	“—Limitation on affiliate transactions” and

•	Clause (4) of the first paragraph of “—Merger and consolidation,”

(collectively, the “Suspended Covenants”). If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture or the Notes with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, the amount of Excess Proceeds from Asset Dispositions shall be reset at zero. In addition, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of the second paragraph of “—Limitation on indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on restricted payments” will be made as though the covenants described under “—Limitation on restricted payments” had been in effect since the Prior Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on restricted payments.”

During any period when the Suspended Covenants are suspended, neither the Board of Directors of the Company nor Senior Management may designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries or Excluded Project Subsidiaries pursuant to the Indenture.

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00;

(2) in the case of Indebtedness Incurred by a Restricted Subsidiary, the Combined Leverage Ratio for the Company’s Restricted Subsidiaries is no greater than 4.00 to 1.00; and

(3) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company or any Restricted Subsidiary Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) together with the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate amount up to $1,800.0 million, less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions made pursuant to clause 3(a) of the first paragraph of “—Repurchase at the option of holders—Asset sales” in satisfaction of the requirements of such covenant;

(2) Indebtedness represented by the Notes (other than any Additional Notes);

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10) and (11) of this paragraph);

(4) Guarantees by (a) Excluded Project Subsidiaries of Indebtedness of any other Excluded Project Subsidiary; and (b) Restricted Subsidiary of Indebtedness Incurred by Restricted Subsidiaries in accordance with the provisions of the Indenture;

(5) Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, that

(a) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company; and

(b) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(6) Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (whether or not Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, either: (a) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6) or (b) the Consolidated Coverage Ratio would be greater than immediately prior to such acquisition;

(7) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8) Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary (excluding Acquired Indebtedness) Incurred (i) to finance (whether prior to or within 270 days after) all or any part of the cost of the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary or (ii) as a result of entering into of any extension of an operating lease entered into to finance all or any portion of the cost of the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary, and any Indebtedness of a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8) in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed the greater of (x) $200.0 million and (y) 5.0% of Total Tangible Assets at any time outstanding;

(9) Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety statutory, appeal, payment and similar bonds and completion guarantees (not for borrowed money) (including any bonds or letters of credit issued with respect thereto and all reimbursement and indemnity agreements entered into in connection therewith) and Indebtedness consisting solely of obligations under Insurance Premium Financing Arrangements or reinsurance arrangements, provided in the ordinary course of business;

(10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition or acquisition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(a) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed (i) in the case of a disposition the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition and (ii) in the case of an acquisition, the Fair Market Value of such acquired business, asset or Subsidiary being measured at the time received and without giving effect to subsequent changes in value; and

(b) such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (10));

(11) Indebtedness (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence, and (y) in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; provided, however, that such Indebtedness remains outstanding only for 10 Business Days or less;

(12) the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (6) and this clause (12) of the second paragraph of this covenant, or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(13) the Incurrence of Non-Recourse Debt by any Excluded Project Subsidiary;

(14) the Incurrence of Non-Recourse Debt by any Restricted Subsidiary that is not an Excluded Project Subsidiary to (i) fund Construction Capital Expenditures; provided the amount of such Non-Recourse Debt does not exceed 75% of the cost of the addition or improvement to the Project that is funded by such Non-Recourse Debt or (ii) refund or refinance any Non-Recourse Debt Incurred by such Restricted Subsidiary as permitted by the Indenture, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(15) Indebtedness with respect to contingent obligations incurred in exchange (or in consideration) for (i) the release of cash collateral pledged by the Company or its Restricted Subsidiaries for closure costs or other obligations Incurred in the ordinary course of business or (ii) the return and cancellation of undrawn letters of credit for which the Company or its Restricted Subsidiaries are liable for reimbursement, in each case which pledge or issuance of letter of credit was outstanding on the Issue Date or made in accordance with the Indenture;

(16) Indebtedness Incurred in connection with the redemption of Disqualified Stock issued by any Insurance Subsidiary in an aggregate amount of up to $5.0 million;

(17) Indebtedness of the Company or any Restricted Subsidiary consisting of (x) the financing of insurance premiums, or (y) take or pay obligations contained in supply agreements, in each case, in the ordinary course of business; and

(18) in addition to the items referred to in clauses (1) through (17) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (18) and then outstanding, will not exceed the greater of (a) $250.0 million and (b) 5.0% of Total Assets at any time outstanding.

The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Restricted Subsidiary may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company, except for Indebtedness of the Company constituting Guarantees of the Restricted Subsidiary Indebtedness being refinanced.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later classify such item of Indebtedness in any manner that complies with the second paragraph of this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses under the second paragraph of this covenant; provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

(2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6) the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

Except as otherwise provided above, the Company will not permit any of its Unrestricted Subsidiaries or its Excluded Project Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “—Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a) dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(b) dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2) purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment (all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default shall have occurred and be continuing (or would result therefrom);

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on indebtedness” covenant; and

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Prior Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (8), (9), (10) and (11) of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i) Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries, minus (A) capital expenditures of the Company and its Restricted Subsidiaries other than Construction Capital Expenditures, and (B) 140% of Consolidated Interest Expense of the Company and its Restricted Subsidiaries, in each case, for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing October 1, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available provided, that the calculation of Consolidated Adjusted EBITDA and the adjustments to Consolidated Adjusted EBITDA for the purposes of this clause (i) shall exclude all amounts attributable to Excluded Project Subsidiaries that are Excluded Project Subsidiaries as of the date of calculation, other than to include the aggregate amount of cash that has been distributed during such period or that is distributable as of such date by such Excluded Project Subsidiary; plus

(ii) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Prior Issue Date, other than:

(x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(y) Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of “—Optional redemption;” plus

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than (x) debt held by a Subsidiary of the Company or (y) the outstanding Convertible Debentures) subsequent to the Prior Issue Date, of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

The provisions of the preceding paragraph will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company so long as such refinancing Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and constitute Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and constitutes Refinancing Indebtedness;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “—Repurchase at the option of holders—Change of control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Repurchase at the option of holders—Asset sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under “—Repurchase at the option of holders—Asset sales”;

(6) dividends paid within 90 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(7) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any existing or former employees, consultants or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under stock option or stock purchase agreements or other agreements approved by the Board of Directors or Senior Management; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $5.0 million in the aggregate during any calendar year provided that any amount not used for such purpose in any calendar year may be carried over to succeeding calendar years so long as such redemption or repurchases shall not exceed $10.0 million in the aggregate in any calendar year. An amount in any calendar year may be increased by an amount not to exceed:

(a) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees, consultants or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Prior Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause 4(c)(ii) of the preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Prior Issue Date; less

(c) the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (7) shall not exceed $25.0 million in the aggregate;

(8) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(10) payments to fund regulatory capital, reinsurance or other requirements relating to the Insurance Subsidiaries in the aggregate amount not to exceed $25.0 million from the Prior Issue Date;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);

(12) any Restricted Payment of up to an amount equal to the Net Cash Proceeds of any disposition of any Unrestricted Asian Subsidiaries or any Insurance Subsidiaries; and

(13) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (13) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed $250.0 million;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (8), (11), (12) and (13), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of all Restricted Payments paid in cash shall be its face amount. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant “—Limitation on restricted payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

The Company has designated the Unrestricted Asian Subsidiaries and the Insurance Subsidiaries as Unrestricted Subsidiaries, and other than the Unrestricted Subsidiaries, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary or as an Excluded Project Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary or Excluded Project Subsidiary, as applicable. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture. Excluded Project Subsidiaries are only subject to the restrictive covenants to the extent set forth therein.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1) in the case of Liens securing Subordinated Obligations or the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Limitation on sale/leaseback transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness”;

(2) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction under the covenant described under “—Limitation on liens”; and

(3) if the Sale/Leaseback Transaction is an Asset Disposition and all of the conditions of the Indenture described under “—Repurchase at the option of holders—Asset sales” (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary (other than Excluded Project Subsidiaries) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than Excluded Project Subsidiaries) to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries (other than Excluded Project Subsidiaries), or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (other than Excluded Project Subsidiaries) (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (other than Excluded Project Subsidiaries) (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (other than any Excluded Project Subsidiary) (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions pursuant to the Senior Credit Facility and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(b) the Indenture and the Notes;

(c) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(d) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (a), (b) or (c) of this paragraph or this clause (d); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive than the encumbrances and restrictions contained the agreements referred to in clauses (a), (b) or (c) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(e) in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be Incurred under the provisions of the covenant described under “—Limitation on liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(f) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(g) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(j) any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(k) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”), if such Affiliate Transaction or series of related Affiliate Transactions involve aggregate consideration in excess of $5.0 million, unless:

(1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be (as reasonably determined by the Company), than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in dealings with a Person that is not an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $75.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair from a financial point of view.

The preceding paragraph will not apply to:

(1) any transaction that is in the ordinary course of business and consistent with past practice between the Company or a Restricted Subsidiary and any Insurance Subsidiary or Unrestricted Asian Subsidiary;

(2) any transaction involving the provision of services or the supply of goods or equipment between the Company or a Restricted Subsidiary and a Joint Venture in which the Company and/or a Restricted Subsidiary has a material ownership interest that is entered into in the ordinary course of business consistent with past practices of the Company and/or any of its Restricted Subsidiaries;

(3) any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on indebtedness”;

(4) any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on restricted payments” and the definition of “Permitted Investments” (other than pursuant to clauses (2) and (21)); any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to “—Limitation on restricted payments” (but only to the extent included in the calculation of the amount of Restricted Payments);

(5) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity or insurance provided on behalf of current or former officers and employees pursuant to any plans approved by the Board of Directors of the Company;

(6) the payment of reasonable and customary fees paid to and any indemnity and insurance provided on behalf of (x) current or former directors of the Company and any Restricted Subsidiary and (y) current or former directors of any Unrestricted Subsidiary provided such fees, indemnity or insurance are similar in scope to those provided in clause (x);

(7) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business, in an aggregate amount not in excess of $10.0 million (without giving effect to the forgiveness of any such loan);

(8) any agreement as in effect as of the Issue Date, as such agreement may be amended, modified, supplemented, extended or renewed from time to time, so long as the terms of such agreement as so amended, modified, supplemented, extended or renewed are not more disadvantageous to the Holders in any material respect, when taken as a whole, than the terms of such agreement in effect on the Issue Date; provided that if such amendment, modification, supplement, extension or renewal involves an aggregate consideration in excess of $50.0 million, the terms thereof have been approved by the Board of Directors;

(9) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into contemplation of such acquisition or merger, and any amendment thereto (so long as any such agreement as so amended is not disadvantageous to the Holders, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger, provided that if such amendment involves an aggregate consideration in excess of $50.0 million, the terms thereof have been approved by the Board of Directors);

(10) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the Board of Directors or Senior Management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(11) any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(12) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(13) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate;

(14) transactions between and among Excluded Project Subsidiaries; and

(15) transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

SEC reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, if not filed electronically with the SEC through EDGAR (or any successor system), the Company will file with the SEC (to the extent permitted by the Exchange Act), and make available to the Trustee and the Holders, without cost to any Holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms.

In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act reports, documents and information to the Trustee and the Holders as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms, which requirement may be satisfied by posting such reports, documents and information on its website within the time periods specified by this covenant.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include in the “Management’s discussion and analysis of financial condition and results of operations” section, revenue, Consolidated Indebtedness, Consolidated Interest Expense, Consolidated Adjusted EBITDA and capital expenditures of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

For purposes of this covenant, the Company will be deemed to have furnished the reports to the Trustee and the Holders as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. The Trustee shall have no obligation whatsoever to determine whether or not such information, documents, or reports have been filed pursuant to the EDGAR system (or its successor) or the Company’s website.

Merger and consolidation

The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia;

(2) the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on indebtedness” covenant, or

(b) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be no less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

Notwithstanding clauses (3) and (4) of the preceding paragraph,

(1) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with clause (5) of the preceding paragraph; and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and such Notes; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

Payments for consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Limitation on Company activities

The Company shall not conduct, transfer or otherwise engage in any business or operations other than the operation of Similar Businesses through its direct and indirect Subsidiaries, activities incidental thereto and other activities to the extent permitted by, and in compliance with, the Senior Credit Facility.

Events of default

Each of the following is an “Event of Default”:

(1) default in any payment of interest or on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligations under “Certain covenants—Merger and consolidation”;

(4) failure by the Company to comply for 30 days after notice as provided below with any of their obligations under the covenants described under “—Repurchase at the option of holders” above or under the covenants described under “—Certain covenants” above (in each case, other than (a) a failure to purchase Notes which constitutes an Event of Default under clause (2) above, (b) a failure to comply with “—Certain covenants—Merger and consolidation” which constitutes an Event of Default under clause (3) above or (c) a failure to comply with “—Certain covenants—SEC reports” or “—Certain covenants—Payments for consent” which constitutes an Event of Default under clause (5) below);

(5) failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in the Indenture or the Notes;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more (or its foreign currency equivalent); provided, that this clause (6) shall not apply to Non-Recourse Debt of the Company or any of its Subsidiaries (except to the extent that the Company or any of its Restricted Subsidiaries that are not parties to such Non-Recourse Debt becomes directly or indirectly liable, including pursuant to any contingent obligation for any such Non-Recourse Debt and such liability, which individually or in the aggregate, exceeds $50.0 million);

(7) failure by the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final and non-appealable (the “judgment default provision”); or

(8) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”).

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the then outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under “—Events of default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (8) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture and the Notes at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or the Notes, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnity or security satisfactory to it against all losses and expenses caused by taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee will mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 10 Business Days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under “—Optional redemption,” “—Repurchase at the option of holders—Change of control” or “Repurchase at the option of holders—Asset sales” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”);

(6) make any Note payable in money other than that stated in the Note;

(7) impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(8) make any change in the amendment or waiver provisions which require each Holder’s consent.

Notwithstanding the foregoing, without the consent of any Holder, the Company and the Trustee may amend the Indenture and the Notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of the Company under the Indenture in accordance with “—Certain covenants—Merger and Consolidation”;

(3) provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4) to comply with the rules of any applicable Depositary;

(5) secure the Notes;

(6) add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company;

(7) make any change that does not adversely affect the legal rights under the Indenture of any Holder;

(8) comply with any requirement of the SEC in connection with any required the qualification of the Indenture under the Trust Indenture Act;

(9) evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(10) conform the text of the Indenture or the Notes to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture or the Notes as confirmed in an Officer’s Certificate; or

(11) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes issued under the Indenture (“legal defeasance”) except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, solely out of the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the legal defeasance provisions of the Indenture.

The Company at any time may terminate its obligations described under “—Repurchase at the option of holders” and under the covenants described under “—Certain covenants” (other than “—Merger and consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Events of default” above and the limitations contained in clauses (4) and (5) under “—Certain covenants—Merger and consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) (only with respect to the failure of the Company to comply with clause (4) under “—Certain covenants—Merger and consolidation” above), (4) (only with respect to covenants that are released as a result of such covenant defeasance), (5), (6), (7), or (8) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary).

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(6) the Company will have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including, that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(7) the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(9) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (8) above).

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)    (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or instrument to which the Company is a party or by which the Company is bound;

(c) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No personal liability of directors, officers, employees and stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

Certain definitions

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or

(b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of “Repurchase at the option of holders—Asset sales” and “Certain covenants—Limitation on affiliate transactions,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note, and

(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on April 1, 2017 (such redemption price being described under “Optional redemption”) plus (ii) all required interest payments due on such Note through April 1, 2017 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2) the sale of Cash Equivalents in the ordinary course of business;

(3) a disposition of inventory in the ordinary course of business;

(4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “Certain Covenants—Merger and consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary (other than a Receivables Entity);

(7) disposition of the Capital Stock or all or substantially all of the assets of any Unrestricted Asian Subsidiary and any Insurance Subsidiary;

(8) for purposes of “Repurchase at the option of holders—Asset sales” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to “Certain covenants—Limitation on restricted payments;”

(9) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(10) dispositions of assets with an aggregate fair market value since the Issue Date of less than $25.0 million;

(11) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(12) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under “Certain covenants—Limitation on indebtedness”;

(14) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business, which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(15) foreclosure on assets; and

(16) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee or applicable independent committee of the Board of Directors;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) U.S. dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s

Ratings Group, Inc. or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above; and

(8) similar foreign currency denominated securities, obligations, certificate of deposits and commercial paper of comparable rating and quality held by Foreign Subsidiaries.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act but excluding any employee benefit plan of the Company and its Subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of such plan), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, including rules and regulations thereunder.

“Combined Leverage Ratio” means, as of any date of determination, the ratio of (x) (i) the Consolidated Indebtedness of all Restricted Subsidiaries (excluding Indebtedness of any Excluded Project Subsidiary in the Development Stage) as of such date minus (ii) the amount of Restricted Cash of all Restricted Subsidiaries (excluding Restricted Cash of any Excluded Project Subsidiary in the Development Stage) as of such date to

(y) the aggregate amount of Consolidated Adjusted EBITDA of all Restricted Subsidiaries (excluding Consolidated Adjusted EBITDA of any Excluded Projected Subsidiary in the Development Stage) for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available, provided, however, that:

(1) if any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Combined Leverage Ratio includes an Incurrence of Indebtedness, Consolidated Adjusted EBITDA and Consolidated Indebtedness for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Combined Leverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated Adjusted EBITDA and Consolidated Indebtedness for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period, any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Combined Leverage Ratio includes such a transaction, the Consolidated Adjusted EBITDA for such period will be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) directly attributable thereto for such period;

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) (a) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into a Restricted Subsidiary) or (b) an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated Adjusted EBITDA for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by a Restricted Subsidiary during such period, Consolidated Adjusted EBITDA and Consolidated Indebtedness for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of any Restricted Subsidiary, the interest rate shall be calculated by applying such optional rate chosen by such Restricted Subsidiary.

“Commodity Agreement” means any long-term or forward purchase contract or option contract to buy, sell or exchange commodities, commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense; plus

(b) Consolidated Income Taxes; plus

(c) consolidated depreciation expense; plus

(d) consolidated amortization expense or impairment charges recorded in connection with the application of the Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other, and ASC 360, Property, Plant and Equipment; plus

(e) Transaction Costs and all legal, accounting and other expenses incurred in connection with the Transactions or any acquisitions or Investments permitted under the Indenture to the extent deducted in determining Consolidated Net Income for such period; plus

(f) extraordinary losses and unusual or non-recurring charges (including restructuring charges and reserves), severance, relocation costs and curtailments or modifications to pensions and post-retirement employee benefit plans; plus

(g) decreases in unbilled service receivables; plus

(h) other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment) and non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees;

(2) decreased (without duplication) by (a) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated Adjusted EBITDA in any prior period) and (b) increases in unbilled service receivables, and

(3) increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(a) any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of ASC 815, Derivatives and Hedging;

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness; and

(c) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition;

provided, however, that Consolidated Adjusted EBITDA (except for the purposes of clause 4(c)(i) under the caption “—Certain Covenants—Limitation on restricted payments”) will exclude the Consolidated Adjusted EBITDA attributable to any Excluded Project Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by the Excluded Project Subsidiaries of that Consolidated Adjusted EBITDA is not, as a result of an Excluded Project Subsidiary Debt Default, then permitted by operation of the terms of the relevant Excluded Project Subsidiary Debt Agreement (provided that the Consolidated Adjusted EBITDA of the Excluded Project Subsidiary will only be so excluded for that portion of the period during which the condition described in the preceding proviso has occurred and is continuing).

Notwithstanding the foregoing, clauses (1)(b) through (h) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated Adjusted EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (h) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Coverage Ratio” means as of any date of determination the ratio of (x) the aggregate amount of Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense of the Company and its Restricted Subsidiaries (excluding Consolidated Interest Expense of any Excluded Project Subsidiary in the Development Stage) for such four fiscal quarters, provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a) the Consolidated Adjusted EBITDA for such period will be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) (a) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or (b) an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of Indebtedness of the Person and its Restricted Subsidiaries (other than Indebtedness consisting of Hedging Obligations Incurred in the ordinary course of business and not for speculative purposes); plus

(2) the total amount of Indebtedness of any other Person, to the extent that the same has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries (other than Indebtedness consisting of Hedging Obligations Incurred in the ordinary course of business and not for speculative purposes); plus

(3) the aggregate liquidation value of all Disqualified Stock of the Person and all preferred stock of Restricted Subsidiaries of the Person;

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person, whether paid or accrued, minus interest income actually received in cash on a consolidated basis during the applicable period on cash balances of such Person, plus, to the extent not included in such interest expense:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

(6) costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7) interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For the purpose of calculating the Consolidated Coverage Ratio, Consolidated Interest Expense will exclude the Consolidated Interest Expense attributable to any Excluded Project Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Excluded Project Subsidiary of Consolidated Adjusted EBITDA is not, as a result of an Excluded Project Subsidiary Debt Default, then permitted by operation of the terms of the relevant Excluded Project Subsidiary Debt Agreement (provided that the Consolidated Interest Expense of the Excluded Project Subsidiary will only be so excluded for that portion of the period during which the condition described in the preceding proviso has occurred and is continuing).

For the purpose of (i) calculating the Consolidated Coverage Ratio and (ii) the covenant described above under the caption “—Certain Covenants—Limitation on restricted payments,” the calculation of Consolidated Interest Expense shall exclude (i) non-cash interest attributable to the amortization of discounts recorded in connection with the bifurcation of debt between liability components and equity components in accordance with ASC 470, Debt or ASC 815, Derivatives and Hedging and (ii) amortization of debt issuance cost.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) solely for the purpose of determining Consolidated Adjusted EBITDA to determine the amount available for Restricted Payments under clause 4(c)(i) of “Certain covenants—Limitation on restricted payments,” any net income (but not loss) of any Restricted Subsidiary (other than any Excluded Project Subsidiary) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary, other than in the ordinary course of business, as determined in good faith by the Board of Directors or Senior Management of the Company;

(4) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5) any extraordinary gain or loss;

(6) any net income (loss) included in the consolidated statement of operations due to the application of ASC 810, Consolidation; and

(7) the cumulative effect of a change in accounting principles.

“Construction Capital Expenditures” means capital expenditures incurred by (i) an Excluded Project Subsidiary for the purpose of developing or constructing a new Project or making additions or improvements to an existing Project or (ii) by any other Restricted Subsidiary for the purpose of making additions or improvements to an existing Project.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.

“Convertible Debentures” means the Company’s existing 1.00% Senior Convertible Debentures due 2027.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the Senior Credit Facility or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Development Stage” means, with respect to any Excluded Project Subsidiary the period prior to the first anniversary of the commencement of its commercial operations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, is not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Repurchase at the option of holders—Change of control” and “Repurchase at the option of holders—Asset sales” and such repurchase or redemption complies with “Certain covenants—Limitation on restricted payments.”

“Domestic Subsidiary” means with respect to any Person, any Restricted Subsidiary of such Person that is organized or existing under the laws of the United States of America, or any state thereof, or the District of Columbia.

“Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the

Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Project Subsidiary” means, at any time, any Restricted Subsidiary that (i) becomes a Restricted Subsidiary of the Company after the Prior Issue Date or is in its Development Stage as of the Prior Issue Date and is an obligor or otherwise bound with respect to Indebtedness that constitutes Non-Recourse Debt and that is not an obligor with respect to any other Indebtedness, and (ii) has been designated by a certificate executed by a Responsible Officer of the Company as an Excluded Project Subsidiary dedicated to the operation of one or more Projects that has been and is to be financed only with equity contributions in cash and Non-Recourse Debt (and not any other Indebtedness).

The Board of Directors or Senior Management of the Company may designate any Restricted Subsidiary that complies with the requirements above to be an Excluded Project Subsidiary. The Board of Directors or Senior Management may designate any Excluded Project Subsidiary to be a Restricted Subsidiary that is not an Excluded Project Subsidiary, provided that if any existing Non-Recourse Debt of such Excluded Project Subsidiary ceases to constitute Non-Recourse Debt upon such designation or thereafter, such Indebtedness will be deemed Incurred at the time it ceases to be Non-Recourse Debt.

“Excluded Project Subsidiary Debt Agreement” means the agreement or documents governing the relevant Indebtedness referred to in the definition of “Excluded Project Subsidiary Debt Default.”

“Excluded Project Subsidiary Debt Default” means, with respect to any Excluded Project Subsidiary, the failure of such Excluded Project Subsidiary to pay any principal or interest or other amounts due in respect of any Indebtedness, when and as the same shall become due and payable, or the occurrence of any other event or condition that results in any Indebtedness of such Excluded Project Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith; provided that if the fair market value exceeds $25.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash assets and liabilities).

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Prior Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the obligor);

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness,” provided that such money is held to secure the payment of such interest.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or Joint Venture that is not a Restricted Subsidiary;

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the partnership or has an equivalent position for the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Insurance Premium Financing Arrangement” means any arrangement with a Person who is not an Affiliate of the Company pursuant to which such Person advances insurance premiums for the Company and its Restricted Subsidiaries.

“Insurance Subsidiaries” means Covanta Insurance Holdings Corporation and its Subsidiaries.

“Interest” with respect to the Notes means interest with respect thereto.

“Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “Certain covenants—Limitation on restricted payments,”

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary or an Excluded Project Subsidiary, as applicable) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary or an Excluded Project Subsidiary, as applicable; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary (other than an Excluded Project Subsidiary), the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary (other than an Excluded Project Subsidiary);

(2) any property transferred to or from an Unrestricted Subsidiary or an Excluded Project Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3) if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB– (or the equivalent) by Standard & Poor’s Ratings Group, Inc., or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means March 19, 2012.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in partnership or other legal form.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (other than an Excluded Project Subsidiary) (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness), other than, in the case of a Excluded Project Subsidiary, pursuant to a Non-Recourse Guarantee, or (b) is directly or indirectly liable (as a guarantor or otherwise) other than pursuant to a Non-Recourse Guarantee or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary (other than the Notes and any

Debt Facility (other than bonds, debentures, notes or any other instruments governed by an indenture)) to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) in the case of Non-Recourse Debt incurred after the Prior Issue Date, as to which the lenders have been notified in writing, or have otherwise agreed, that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries except as otherwise permitted by clause (1) above;

provided, however, that (A) the holder or obligee of any such Indebtedness may have recourse to the assets subject to any Permitted Lien described in clause (18) of that definition; (B) the following kinds of support relating to Indebtedness or a Person do not affect the determination of such Indebtedness as Non-Recourse Debt: (i) Guarantees with respect to debt service reserves established with respect to a Subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee; (ii) contingent obligations of the Company or any other Subsidiary to make capital contributions to a Subsidiary; (iii) any credit support or liability consisting of reimbursement obligations in respect of letters of credit issued under and subject to the terms of, the Senior Credit Facility to support obligations of a Subsidiary; (iv) agreements of the Company or any Subsidiary to provide, or guarantees or other credit support (including letters of credit) by the Company or any Subsidiary with respect to the performance and payment obligations under of any agreement of another Subsidiary to provide, corporate, management, marketing, administrative, technical, energy management or marketing, engineering, procurement, construction, operation and/or maintenance services to such Subsidiary, including in respect of the sale or acquisition of power, emissions, fuel, oil, gas or other supply of energy; (v) any Hedging Obligations and any power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sale agreements, commercial or trading agreements and any other similar agreements entered into between the Company or any Subsidiary with or otherwise involving any other Subsidiary, including any guarantees or other credit support (including letters of credit) of obligations of a Subsidiary under such agreements in the ordinary course of business; and (vi) any Investments in a Subsidiary, to the extent such kinds of support are customary and entered into in the ordinary course of business and are unsecured and otherwise permitted by the Indenture; and (C) any provision substantially similar to (a) clause (6) under “Events of Default” above contained in any bonds, debentures or notes or (b) Section 8.1(b) of the Senior Credit Facility, as such provision is in effect on the Issue Date, contained in any Debt Facility other than bonds, debentures, notes or any other instruments governed by an indenture, do not affect the determination of such Indebtedness as Non-Recourse Debt.

“Non-Recourse Guarantee” means any Guarantee that is customary and entered into in the ordinary course of business by the Company or a Restricted Subsidiary of Non-Recourse Debt incurred by an Excluded Project Subsidiary as to which the lenders of such Non-Recourse Debt will not have any recourse to the stock or assets of the Company, except to the limited extent set forth in such guarantee with respect to the Company’s obligation to make equity contributions.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer or the principal accounting officer or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes (without giving effect to collateral arrangements).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the option of holders—Asset sales.”

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) a Restricted Subsidiary (other than an Excluded Project Subsidiary or a Receivables Entity);

(2) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents (and, in the case of Excluded Project Subsidiaries only, Cash Equivalents or other liquid investments permitted under any Debt Facility to which it is a party) and, to the extent made in connection therewith, Investments permitted or imposed under the terms of any cash collateral or debt service reserve agreement permitted hereunder;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not in excess of $10.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan);

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable or in cancellation of a claim held by the Company or any such Restricted Subsidiary in connection with or as a result of or to avoid a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Repurchase at the option of holders—Asset sales” or any other disposition of assets not constituting an Asset Disposition;

(9) Investments in existence on the Issue Date;

(10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants—Limitation on indebtedness”;

(11) Guarantees issued in accordance with “Certain covenants—Limitations on indebtedness”;

(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13) Investments in any Permitted Joint Ventures for an aggregate amount not to exceed the greater of (x) $200.0 million or (y) 5% of Total Tangible Assets;

(14) Deposits of cash made in the ordinary course of business to secure performance of operating leases;

(15) Investments in Unrestricted Subsidiaries not to exceed $5.0 million in the aggregate;

(16) Investments in the Insurance Subsidiaries to allow for the redemption or repurchase of Disqualified Stock of any Insurance Subsidiary not to exceed $5.0 million in the aggregate;

(17) Investments made pursuant to binding commitments that, at the time such binding commitments were entered into, would have complied with the provisions of the Indenture;

(18) Investments constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices;

(19) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(20) Investments in any Excluded Project Subsidiary; provided such Investments are made in cash; and

(21) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (21), in an aggregate amount at the time of such Investment not to exceed the greater of (a) $100.0 million or (b) 2.0% of Total Assets outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Joint Venture” means any Joint Ventures entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business for the purpose to conducting a Similar Business.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations under the Senior Credit Facility and related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted

Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Senior Credit Facility permitted to be Incurred under the Indenture under the provisions described in clause (1) of the second paragraph under “Certain covenants—Limitation on indebtedness”;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, stationary obligations, performance, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, appeal bonds, leases, government contracts, trade contracts, performance or return-of-money bonds and other similar obligation to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business or Liens in favor of customs or revenue authorities arising as a matters of law to secure payments or customs duties in connection with the importation of goods;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties (x) that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person or (y) are in the ordinary conduct of business of the Company or Restricted Subsidiary as applicable;

(7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b) such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(17) Liens securing the Notes;

(18) Liens on (i) assets of any Excluded Project Subsidiary or Capital Stock of an Excluded Project Subsidiary securing Indebtedness and/or other obligations of such Excluded Project Subsidiary or (ii) assets of any Restricted Subsidiary associated with any Project securing any Non-Recourse Indebtedness incurred to finance the expansion of such Project, in each case which Indebtedness was permitted by the terms of the Indenture to be incurred;

(19) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(20) any interest or title of a lessor or sublessor under any lease of real estate Capitalized Lease Obligation or operating lease;

(21) Liens in favor of the Company or any Restricted Subsidiary;

(22) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(23) Liens created pursuant to Insurance Premium Financing Arrangements otherwise permitted under the Indenture, so long as such Liens attach only to gross unearned premiums for the insurance policies and related rights;

(24) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction; and

(25) Liens securing Indebtedness (other than Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $100.0 million.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, joint-stock company, Joint Venture, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity, whether or not a legal person.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Prior Issue Date” means December 1, 2010, the original issue date of the Company’s 7.25% Senior Notes due 2020.

“Project” means any energy-from-waste facility, waste disposal, treatment transfer, transportation or collection facility and facilities and operations related or ancillary thereto, electrical generation plant, cogeneration plant, water treatment facility, renewable energy facility or other facility for the generation of electricity or other forms of energy or related or ancillary assets or properties.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all Interest Reserve Collateral securing such Receivables, all contracts and all Guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Rating Agency” means each of Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances

Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Cash” means, as of any date of determination, (i) the sum of the amounts on deposit that are designated to pay debt service principal or construction costs, as debt service reserves, or to redeem the Indebtedness secured thereby to the extent excess proceeds remain in the relevant account after completion of construction of a Project and held in a debt service principal account, a debt service reserve fund or a reserve account (which such reserve account secures the Non-Recourse Debt that is the source of the amounts therein) so long as the proceeds in such reserve account are designated to pay construction costs or debt service during construction or, if excess proceeds remain in such account after completion of construction of the relevant project, to redeem the Non-Recourse Debt secured thereby and (ii) any amounts of cash pledged to collateralized letters of credit arrangements.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company, including any Excluded Project Subsidiary, other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Credit and Guaranty Agreement dated as of February 9, 2007, among Covanta Energy Corporation, as borrower, the Company, as guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Revolving Issuing Bank and a Funded LC Issuing Bank, UBS AG, Stamford Branch, as Funded LC Issuing Bank, Lehman Commercial Paper Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, and Bank of America, N.A. and Barclays Bank plc, as Documentation Agents, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, provided that such additional Indebtedness is Incurred in accordance with the covenant described under “Certain covenants—Limitation on indebtedness”); provided that a Senior Credit Facility shall not relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness.

“Senior Management” means the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in securitization of Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Transaction Costs” means the fees, costs and expenses payable by the Company in connection with the Transactions within 180 days of the Issue Date.

“Transactions” means the issuance of the Notes in this offering.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Total Tangible Assets” means Total Assets after deducting accumulated depreciation and amortization, allowances for doubtful accounts, other applicable reserves and other similar items of the Company and its Restricted Subsidiaries and after deducting, to the extent otherwise included therein, the amounts of (without duplication):

(1) the excess of cost of the Fair Market Value of assets or business acquired, as determined by the Company in good faith (or if such Fair Market Value exceeds $50.0 million, in writing by an Independent Financial Advisor);

(2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(4) minority interest in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(5) treasury stock;

(6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and

(7) Investments in and assets of Unrestricted Subsidiaries.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to April 1, 2017; provided, however, that if the period from the redemption date to April 1, 2017 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to April 1, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Asian Subsidiaries” means Covanta Energy International Investments Limited and its Subsidiaries.

“Unrestricted Subsidiary” means:

(1) any Unrestricted Asian Subsidiary;

(2) any Insurance Subsidiary;

(3) any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(4) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) such designation and the Investment of the Company in such Subsidiary complies with “Certain covenants—Limitation on restricted payments;”

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company, if applicable, giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “Certain covenants—Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations of the purchase, ownership and disposition of notes, but does not purport to be a comprehensive description of all the tax consequences that may be applicable to an investment in the notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary deals only with a note held as a capital asset (generally, property held for investment) by a beneficial owner who purchased the note on original issuance at its “issue price” (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to U.S. expatriates;

•	tax consequences to investors in partnerships or other pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	any U.S. federal tax consequences, such as the estate and gift tax or the Medicare tax on net investment income, other than U.S. federal income tax consequences.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes, you should consult your tax advisors.

As used herein, the term “U.S. holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for U.S. federal income tax purposes) of notes that is not a U.S. holder. If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any state, local or foreign jurisdiction.

Possible application of rules governing contingent payment debt instruments

The terms of the notes provide for payments in excess of stated interest and principal under certain circumstances. For example, in the event of a Change of Control, we would generally be required to offer to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest (see “Description of notes—Repurchase at the option of holders—Change of control”). Under applicable Treasury regulations, the possibility that certain payments in excess of stated interest and principal will be made will not cause the notes to be treated as “contingent payment debt instruments” for U.S. federal income tax purposes (which are subject to special rules, as described below) if there is only a remote likelihood as of the issue date of the notes that these payments will be made, and/or if the amounts thereof are considered incidental. We intend to take the position that, as of the issue date of the notes, the likelihood that we will pay these excess amounts is remote and/or these amounts are incidental, and therefore that the notes will not be considered contingent payment debt instruments. Our position is binding on a holder unless the holder discloses that it is taking a contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the Internal Revenue Service (the “IRS”), and if the IRS were to challenge this position, a U.S. holder might be required to use the accrual method, even if it was otherwise a cash method taxpayer, to take into account interest income on the notes at a rate higher than the stated interest rate and to treat as ordinary income rather than capital gain any income that you realize on the taxable disposition of a note. The following discussion assumes the notes are not treated as contingent payment debt instruments.

Consequences to U.S. holders

Payment of interest

It is anticipated, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes. In such case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Sale, exchange or other taxable disposition of notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange or other taxable disposition of a note equal to the difference between the amount realized (less any portion attributable to accrued interest, which will be taxable as a payment of interest, as described above) upon the sale, exchange or other taxable disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. Any gain or loss recognized on a sale, exchange or other taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be a long-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders are generally eligible for preferential rates of taxation. A U.S. holder’s ability to deduct capital losses may be limited.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale, exchange or other taxable disposition (including a retirement or redemption) of a note unless the U.S. holder is an exempt recipient. Backup withholding may apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

Consequences to non-U.S. holders

Payments of interest

Under the “portfolio interest rule,” U.S. federal income or withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder, provided that:

•

the non-U.S. holder does not own (actually or constructively) 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•

either (a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through specified foreign intermediaries or specified foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or applicable successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or applicable successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if provided by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax, provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate if provided by an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, exchange or other taxable dispositions of notes

Gain realized by a non-U.S. holder on the sale, exchange or other taxable disposition of a note will not be subject to U.S. federal income or withholding tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if provided by an applicable income treaty, is attributable to a U.S. permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other taxable disposition of a note, generally in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain recognized on the sale, exchange or other taxable disposition of a note (which gain may be offset by U.S. source capital losses). In addition, a non-U.S. holder that is a foreign corporation and is described in the first bullet point above may be subject to a branch profits tax equal to 30% (or lesser rate if provided by an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Any amounts which a non-U.S. holder receives on a sale, exchange or other taxable disposition of a note which are attributable to accrued but unpaid interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Consequences to non-U.S. holders—Payments of interest.”

Information reporting and backup withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments on the notes that we make, provided the statement described above in the last bullet point under “—Consequences to non-U.S. holders—Payments of interest” has been received (and we do not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through specified U.S.-related financial intermediaries, unless the statement described above has been received (and the payor does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

In addition, recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on U.S. source interest paid on or after January 1, 2014 and the gross proceeds of a disposition of any property which can produce U.S. source interest paid on or after January 1, 2015 to a “foreign financial institution” unless such institution enters into an agreement with the IRS to withhold on certain payments and to provide the IRS with information regarding U.S. account holders of such institutions (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally will impose a U.S. federal withholding tax of 30% on U.S. source interest paid on or after January 1, 2014 and the gross proceeds of a disposition of any property which can produce U.S. source interest paid on or after January 1, 2015 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity. The legislation contains a grandfathering provision that exempts from withholding any payment under, or gross proceeds from a disposition of, an obligation that is outstanding on March 18, 2012, and recently proposed Treasury regulations, which are not currently in effect, would extend this grandfathering provision to obligations that are outstanding on January 1, 2013 unless, in each case, the obligations are treated as “significantly modified,” within the meaning of the Code, on or after such date.

Prospective investors should consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer of the notes or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement among us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount
Morgan Stanley & Co. LLC	$58,988,764
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	58,988,764
Barclays Capital Inc.	49,157,303
Credit Agricole Securities (USA) Inc.	49,157,303
J.P. Morgan Securities LLC	49,157,303
Citigroup Global Markets Inc.	33,426,966
HSBC Securities (USA) Inc.	23,595,506
Mitsubishi UFJ Securities (USA), Inc.	23,595,506
RBS Securities Inc.	23,595,506
TD Securities (USA) LLC	23,595,506
Avondale Partners, LLC	2,247,191
Wedbush Securities Inc.	2,247,191
Wunderlich Securities, Inc.	2,247,191

Total	$400,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note	1.78%

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

•	We will pay our expenses related to the offering, which we estimate will be approximately $1 million.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

It is expected that delivery of the notes will be made against payment therefor on or about March 19, 2012, which is the seventh business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+ 7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or the next succeeding three business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement or the next three business days should consult their own advisors.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and the 2010 PD Amending Directive to the extent implemented, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented;

•

to fewer than (i) 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented) or (ii) if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•	in any circumstances falling within Article 3(2) of the Prospectus Directive or Article 3(2) of the 2010 PD Amending Directive to the extent implemented.

For the purposes of this provision, the expression an “offer of notes to the public,” in relation to any notes in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EC.

Each underwriter has represented and agreed that:

•

(a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses;

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•

it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Other relationships

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our associates. They have received (or will receive) customary fees and commissions for these transactions. Merrill Lynch, Pierce, Fenner & Smith Incorporated is a syndication agent, joint lead arranger and bookrunner under Covanta Energy’s credit facilities. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a documentation agent and lender under Covanta Energy’s credit facilities. Affiliates of each of Barclays Capital Inc., Credit Agricole Securities (USA) Inc., J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc. and TD Securities (USA) LLC act as lenders under Covanta Energy’s credit facilities. Certain of the underwriters and their affiliates may serve in a lending or other capacity under Covanta Energy’s new credit facility. Those underwriters and their affiliates that serve as lenders under Covanta Energy’s existing credit facilities may receive a portion of the offering proceeds. See “Use of proceeds.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

In addition, as of December 31, 2011, affiliates of Morgan Stanley & Co. LLC, an underwriter in this offering, are beneficial owners of approximately 9.5% of Covanta’s common stock.

INCORPORATION BY REFERENCE

In this prospectus supplement, we “incorporate by reference” certain information filed by us with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below, which have been filed with the SEC:

1.	Our annual report on Form 10-K for the year ended December 31, 2011, filed on February 15, 2012; and

2.	Our current reports on Form 8-K filed on March 8, 2012.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K unless we specifically state in such current report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act, or the Exchange Act) from the date of this prospectus supplement until the sale of all securities offered hereunder shall be deemed to be incorporated by reference in this prospectus supplement. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement. You may access a copy of any or all of these filings, free of charge, at our web site, www.covantaholding.com, or by writing us at the following address or telephoning us at the number below:

Covanta Holding Corporation

Attn: Alan Katz

445 South Street

Morristown, New Jersey 07960

(862) 345-5456

You may also direct your requests via e-mail to akatz@covantaenergy.com

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP of New York, New York. Certain other legal matters will be passed upon for us by Neal, Gerber & Eisenberg LLP of Chicago, Illinois. Certain legal matters in connection with this offering of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP of New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

COVANTA HOLDING CORPORATION

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEBT SECURITIES

Covanta Holding Corporation may offer, from time to time, common stock, preferred stock, warrants or debt securities. In addition, selling stockholders to be named in a prospectus supplement may offer, from time to time, shares of our common stock.

We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering.

Our common stock is traded on the New York Stock Exchange under the symbol “CVA.” Our principal executive offices are located at 445 South Street, Morristown, New Jersey 07960, and our telephone number is (862) 345-5000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2011.

- i -

About This Prospectus

Unless the context otherwise requires, references in this prospectus to “Covanta,” “we,” “our,” “us” and similar terms refer to Covanta Holding Corporation and its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to in this prospectus as the “SEC,” using a “shelf” registration process. Under this shelf registration process, (1) we may, from time to time, sell any combination of common stock, preferred stock, warrants or debt securities as described in this prospectus, in one or more offerings and (2) selling stockholders to be named in a prospectus supplement may, from time to time, sell common stock in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Covanta and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate only as of the date of this prospectus.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of such material also can be obtained at the SEC’s website, www.sec.gov or by mail from the SEC’s Public Reference Room, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on our corporate website, www.covantaholding.com. Our common stock is traded on the New York Stock Exchange. Material filed by us can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

Incorporation By Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which have been filed with the SEC:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 22, 2011;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 filed on April 20, 2011, July 26, 2011 and October 24, 2011, respectively;

3.	Our Current Report on Form 8-K filed on December 9, 2011; and

4.	The description of our common stock on Form 8-A/A filed on November 17, 2006.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act) from the date of this prospectus until the sale of all securities registered hereunder shall be deemed to be incorporated by reference in this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. You may access a copy of any or all of these filings, free of charge, at our website, www.covantaholding.com, or by writing us at the following address or telephoning us at the number below:

Covanta Holding Corporation

Attn: Investor Relations

445 South Street

Morristown, New Jersey 07960

1-862-345-5000

You may also direct your requests via e-mail to investors@covantaenergy.com

Risk Factors

Please carefully consider the risk factors described in any prospectus supplements and in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making investment decisions, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Forward-Looking Statements

This prospectus, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by us may contain statements that may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995, referred to as the “PSLRA” in this prospectus, or in releases made by the SEC, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of us and our subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,”

“intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act of 1933, as amended, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. We caution investors that any forward-looking statements made by us are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to us include, but are not limited to, the risks and uncertainties affecting our businesses described in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010, any prospectus supplements and other securities filings by us with the SEC.

Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this prospectus and registration statement are made only as of the date hereof and we do not have, or undertake, any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Covanta Holding Corporation

We are one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (known as “energy-from-waste “ or “EfW”), as well as other waste disposal and renewal energy production businesses. We are organized as a holding company which was incorporated in Delaware on April 16, 1992. We conduct all of our operations through subsidiaries which are engaged predominantly in the businesses of waste and energy services.

Energy-from-waste serves two key markets as both a sustainable waste disposal solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas emissions and is considered renewable under the laws of many states and under federal law. Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service.

We operate and/or have ownership positions in 44 energy-from-waste facilities, which are primarily located in North America, and 17 additional energy generation facilities, including other renewable energy production facilities in North America (wood biomass, landfill gas and hydroelectic) and an independent power production facility in Asia. We also operate waste management infrastructure that is complementary to our core EfW business.

We also hold equity interests in energy-from-waste facilities in China and Italy. We are pursuing additional growth opportunities in parts of Europe, where the market demand, regulatory environment or other factors encourage technologies such as energy-from-waste to reduced dependence on landfilling for waste disposal and fossil fuels for energy production in order to reduce greenhouse gas emissions. We are focusing primarily on the United Kingdom where we continue to pursue several billion dollars worth of energy-from-waste development opportunities.

Our principal executive offices are located at 445 South Street, Morristown, New Jersey 07960, and our telephone number is (862) 345-5000.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income (loss) before income tax expense and equity in net income (loss) from unconsolidated investments plus dividends from unconsolidated investments and fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest and imputed interest for operating leases.

	Nine Months Ended September 30, 2011	Year Ended December 31,
		2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges	1.57x	1.46x	1.85x	2.34x	1.68x	1.54x

Use of Proceeds

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes. We will not receive proceeds from sales of our common stock by selling stockholders except as may otherwise be stated in an applicable prospectus supplement.

Description of Securities

Our authorized capital stock is 250,000,000 shares of common stock, $0.10 par value, and 10,000,000 shares of preferred stock, $0.10 par value. As of December 9, 2011, 136,593,965 shares of our common stock were outstanding. We have no shares of preferred stock outstanding.

Common Stock

Our common stock is described in our registration statement on Form 8-A/A, which we filed with the SEC on November 17, 2006 and which is incorporated by reference into this prospectus. We will distribute a prospectus supplement with regard to each issue of common stock. Each prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement.

Preferred Stock

We may issue preferred stock in one or more series with any rights and preferences that may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series;

•	preference, if any, to which holders of the series will be entitled upon our liquidation;

•	the terms, if any, on which the series may be redeemed;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, that will be payable with regard to the series;

•	the right, if any, of the holders of the series to convert it into another class of our stock or securities; and

•	any other material terms of the preferred stock.

Any or all of these rights may be greater than the rights of the holders of common stock.

Warrants

We may issue warrants for the purchase of common stock, preferred stock, or debt securities. Warrants may be issued independently or together with our common stock, preferred stock, or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities together with which the warrants are issued and the number of warrants issued with each security;

•	any date from and after which the warrants and any securities issued with them will be separately transferable;

•	the principal amount of or number of shares of stock that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	any minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material United States Federal or other income tax considerations;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We will issue debt securities under an indenture, dated as of January 18, 2007, between us and Wells Fargo Bank, National Association, as trustee, as amended or supplemented from time to time. Wells Fargo Bank, National Association is qualified to act as trustee under the Trust Indenture Act of 1939. The indenture is governed by the Trust Indenture Act of 1939.

We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you.

Terms of the Debt Securities

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our unsecured and unsubordinated indebtedness. We may issue them in one or more series. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. A prospectus supplement, including any pricing supplement or term sheet, relating to a series of debt securities will summarize the specific terms of such debt securities and the related offering including, with respect to each series of debt securities, some or all of the following, as well as any other material terms of the securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;

•

if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

if a series of debt securities may be converted or exchanged into or for securities of Covanta or other entities or property, the period or periods within which, the rate or rates at which and the terms and conditions upon which the debt securities in that series may be converted or exchanged, in whole or in part;

•

any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

Covenants Contained in Indenture

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person unless:

•

we are the surviving corporation or the successor person is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture.

Events of Default and Remedies

An “event of default” with respect to any series of debt securities is defined in the indenture as being:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, within 30 days when and as due in respect of any series;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of Covanta or certain of our subsidiaries; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture and we have paid or deposited with the trustee a sum sufficient to pay, among other things, all overdue interest, if any, on that series of debt securities and all sums paid or advanced by the trustee pursuant to the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than 25% in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal or change the stated maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default or event of default in the payment of the principal or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal and interest on and any mandatory sinking fund or analogous payments in respect of the debt securities of that series on the stated maturity of those payments.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on and any mandatory sinking fund or analogous payments in respect of the debt securities of that series on the stated maturity of those payments; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

Global Securities

We may issue the debt securities of any series in the form of one or more fully registered global debt securities, referred to in this prospectus as a “global security.” The global securities will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for debt securities in definitive registered form, the global securities may not be transferred except as a whole:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or any nominee to a successor of the depository or nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement relating to that series.

Selling Stockholders

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule, included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports which are incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements and schedule are, and audited financial statements to be included in subsequently filed documents will be, incorporated by reference in reliance on Ernst & Young LLP’s reports (to the extent covered by consents filed with the Securities and Exchange Commission), given on their authority as experts in accounting and auditing.

The consolidated financial statements of Quezon Power, Inc. as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in Covanta Holding Corporation’s Annual Report 10-K for the year ended December 31, 2010 have been audited by Sycip Gorres Velayo & Co., a member firm of Ernst & Young Global Limited, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference in this prospectus and registration statement. Such consolidated financial statements of Quezon Power, Inc. are incorporated in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by Neal, Gerber & Eisenberg LLP of Chicago, Illinois.